    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY  , 1998

                                                         REGISTRATION NO. 33-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        INTERMEDIA COMMUNICATIONS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                    4813                    59-29-13586
                              (Primary Standard          (I.R.S. Employer
     (State or other             Industrial             Identification No.)
      jurisdiction             Classification
   of incorporation or          Code Number)
      organization)

                             3625 QUEEN PALM DRIVE
                             TAMPA, FLORIDA 33619
                                (813) 829-0011
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                    DAVID C. RUBERG, CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        INTERMEDIA COMMUNICATIONS INC.
                             3625 QUEEN PALM DRIVE
                             TAMPA, FLORIDA 33619
                                (813) 829-0011
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:
                           RALPH J. SUTCLIFFE, ESQ.
                      KRONISH, LIEB, WEINER & HELLMAN LLP
                          1114 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-7798

                               ----------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after theeffective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                       PROPOSED
                                         MAXIMUM       MAXIMUM
                            AMOUNT    OFFERING PRICE  AGGREGATE    AMOUNT OF
  TITLE OF SECURITIES       TO BE        PROPOSED      OFFERING   REGISTRATION
    TO BE REGISTERED      REGISTERED     PER UNIT       PRICE         FEE
------------------------------------------------------------------------------
8 1/2% Series B Senior
 Notes
 due 2008..............  $400,000,000     $1,000     $400,000,000 $118,000.00

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-------------------------------------------------------------------------------

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

                         INTERMEDIA COMMUNICATIONS INC.

                             CROSS-REFERENCE SHEET

 ITEM             CAPTION IN FORM S-4                         LOCATION IN PROSPECTUS
 ----             -------------------                         ----------------------
  1   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus....   Outside Front Cover Page
  2   Inside Front and Outside Back Cover Pages
       of Prospectus.............................   Inside Front Cover Page; Available
                                                    Information; Outside Back Cover Page
  3   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information.............   Prospectus Summary; The Company; Risk
                                                    Factors; Selected Financial and Other
                                                    Operating Data
  4   Terms of the Transaction...................   Prospectus Summary; Risk Factors; The
                                                    Exchange Offer; Description of the Senior
                                                    Notes; Plan of Distribution
  5   Pro Forma Financial Statements.............   Selected Financial and Other Operating Data
  6   Material Contracts with the Company Being
       Acquired..................................   *
  7   Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................   *
  8   Interests of Named Experts and Counsel.....   Legal Matters; Experts
  9   Disclosure of Commission Position on
       Indemnification For Securities Act
       Liabilities...............................   *
 10   Information With Respect to S-3                Outside and Inside Cover Pages of
      Registrants................................    Prospectus; Prospectus Summary; Risk
                                                     Factors; Use of Proceeds; Capitalization;
                                                     Selected Financial and Other Operating
                                                     Data; Business; Description of the Senior
                                                     Notes
 11   Incorporation of Certain Information by        Incorporation of Certain Documents by
      Reference..................................    Reference
 12   Information With Respect to S-2 or S-3
       Registrants...............................    *
 13   Incorporation of Certain Information by
      Reference..................................    *
 14   Information With Respect to Registrants
       Other Than S-3 or S-2 Registrants.........    *
 15   Information With Respect to S-3 Companies..    *
 16   Information With Respect to S-2 or S-3
       Companies.................................    *
 17   Information With Respect to Companies Other
       Than S-2 or S-3 Companies.................    *
 18   Information if Proxies, Consents or
       Authorizations Are to be Solicited........    *
 19   Information if Proxies, Consents or
       Authorizations Are Not to be Solicited, or
       in an Exchange Offer......................    *

--------
* Omitted because item is inapplicable or answer is in the negative.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JANUARY   , 1998
                               OFFER TO EXCHANGE

8 1/2% SERIES B SENIOR NOTES DUE 2008 FOR ANY AND ALL OUTSTANDING 8 1/2% SENIOR
                               NOTES DUE 2008 OF
                         INTERMEDIA COMMUNICATIONS INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON       , 1998, UNLESS EXTENDED

                                  ----------

  Intermedia Communications Inc., a Delaware corporation ("Intermedia" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 8 1/2% Series B Senior Notes due 2008 (the "Senior Notes") of the Company for each $1,000 principal amount of the issued and outstanding 8 1/2% Senior Notes due 2008 (the "Old Notes" and collectively with the Senior Notes, the "Notes") of the Company. As of the date of this Prospectus, $400,000,000 principal amount of the Old Notes were outstanding. The terms of the Senior Notes are substantially identical in all material respects (including interest rate and maturity) to the terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.

  The Exchange Offer is being made to satisfy certain obligations of the Company under the Registration Rights Agreement, dated December 23, 1997, among the Company and the other signatories thereto (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement covering such Old Notes not tendered and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If the Exchange Offer is not consummated, or the Shelf Registration Statement (as defined herein) is not filed or is not declared effective or, after either this Registration Statement (the "Exchange Registration Statement") or the Shelf Registration Statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Senior Notes in accordance with and during the periods specified in the Registration Rights Agreement, additional interest will accrue and be payable on the Notes until so declared effective or consummated. See "The Exchange Offer," "Description of the Senior Notes--Registration Rights; Liquidated Damages."

  Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") with respect to similar transactions, the Company believes that Senior Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Senior Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the Senior Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Notes. Each broker-dealer that receives Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 365 days after the Exchange Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Senior Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined herein). For a more complete description of the terms of the Senior Notes, see "Description of the Senior Notes." There will be no cash proceeds to the Company from the Exchange Offer. The Senior Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the Company's 12 1/2% Senior Discount Notes due 2006 (the "12 1/2% Notes"), the 11 1/4%
Senior Discount Notes due 2007 (the "11 1/4% Notes") and the 8 7/8% Senior
Notes due 2007 (the "8 7/8% Notes" and, together with the 12 1/2% Notes and the 11 1/4% Notes, the "Existing Senior Notes") and the Old Notes, and will rank senior in right of payment to any future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Senior Notes with respect to the assets securing such other indebtedness. See "Description of the Senior Notes." As of September 30, 1997, on a pro forma basis after giving effect to the issuance of the 8 7/8% Notes, the December 23 Offering (as defined herein) and the pending acquisition of Shared Technologies (as defined herein), the Company would have had approximately $1.4 billion of indebtedness and other liabilities, including trade payables outstanding, which includes approximately $71.0 million of indebtedness and other liabilities of the Company's subsidiaries.
                                                        (continued on next page)

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF CERTAIN FACTORS
        THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                                  ----------

                  THE DATE OF THIS PROSPECTUS IS       , 1998

(Continuation of front cover page)

  The Old Notes were originally issued and purchased by Bear Stearns & Co., Inc. and Salomon Brothers Inc (the "Initial Purchasers") pursuant to a purchase agreement (the "Purchase Agreement") dated as of December 18, 1997 between the Company and the Initial Purchasers (the "December 23 Offering"). The Initial Purchasers, in turn, resold the Old Notes in private sales exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A, Regulation S and by Section 4(2) of the Securities Act. The Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  The Company has not entered into any arrangement or understanding with any person to distribute the Senior Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Senior Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Senior Notes to be received in the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on        , 1998, unless extended
(the "Expiration Date"). The date of acceptance for exchange of the Old Notes for the Senior Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  The Senior Notes will have the same issue date and issue price as the Old Notes. For a discussion of the tax consequences of the Exchange Offer, see "Certain Federal Income Tax Considerations."

  Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not currently intend to list the Senior Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the Senior Notes will develop.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Such reports, proxy and other information can be inspected and copied without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's common stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington D.C. 20006.

  In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the securities offered hereby remain outstanding, it will furnish to the holders of the securities and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the securities offered hereby remain outstanding, the Company has agreed to make available to any prospective purchaser of the securities or beneficial owner of the securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

    The Company's Annual Report on Form 10-K for the year ended December 31,
  1996.

    The Company's Annual Report on Form 10-K/A for the year ended December 31, 1996 filed with the Commission on May 15, 1997.

    The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 22, 1997 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on February 24, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on March 14, 1997.

    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on June 5, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on July 9, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on July 17, 1997.

    The Company's Current Report on Form 8-K/A filed with the Commission on August 4, 1997.

    The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on October 27, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on November 6, 1997.

    The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on November 25, 1997.

    The Company's Current Report on Form 8-K/A filed with the Commission on December 4, 1997.

    The Company's Current Report on Form 8-K/A filed with the Commission on December 16, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on December 18, 1997.

    The Company's Current Report on Form 8-K/A filed with the Commission on December 22, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on January 21, 1998.

  In addition, the following information that has been filed with the Commission is incorporated herein by reference:

    The consolidated financial statements of DIGEX, Incorporated ("DIGEX") appearing in DIGEX's Annual Report on Form 10-KSB for the year ended December 31, 1996.

    The audited financial statements of Shared Technologies Fairchild Inc. ("Shared Technologies") appearing in Shared Technologies' Annual Report on Form 10-K for the year ended December 31, 1996.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, upon the written or oral request of such person to Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 (telephone 813-829-0011), Attention:
Investor Relations, a copy of any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the Consolidated Financial Statements and the Notes thereto incorporated herein by reference. References in this Prospectus to the "Company" or "Intermedia" mean Intermedia Communications Inc. together with its subsidiaries, except where the context otherwise requires. This Prospectus contains certain "forward-looking statements" concerning the Company's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks, including those identified under "Risk Factors." Actual results could differ materially from those anticipated in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

                                  THE COMPANY

  Intermedia is a rapidly growing integrated communications services provider ("ICP"), offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, Internet service providers ("ISPs"), resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as competitive local exchange carriers ("CLECs") after MFS Communications Company, Inc. and Teleport Communications Group Inc. As of September 30, 1997, the Company had sales offices in 43 cities throughout the eastern half of the United States and offered a full product package of telecommunications services in 19 metropolitan statistical areas. In April 1996, Intermedia became one of the first ICPs in the United States to provide integrated switched local and long distance service and now has thirteen voice switches in service. The Company provides enhanced data services, including frame relay, asynchronous transfer mode ("ATM") and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 3,800 cities nationwide, utilizing approximately 130 Company-owned data switches. Intermedia also serves as a facilities-based interexchange carrier to approximately 15,000 customers nationwide. Intermedia continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets.

  Intermedia was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 829-0011.

RECENT DEVELOPMENTS

  Regulatory Changes. The Telecommunications Act of 1996 (the "1996 Act") and the issuance by the Federal Communications Commission ("FCC") of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the incumbent local exchange carriers ("ILECs") and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit issued a final decision vacating the FCC's pricing and "most favored nation" rules, as well as certain other of the FCC's interconnection rules. On October 14, 1997, the Eighth Circuit Court issued an order clarifying its previous decision. In this order, the Court held that ILECs have an obligation under the 1996 Act to offer other carriers access to the ILECs network elements on an unbundled basis, but the ILECs do not have an obligation to recombine those elements for use by other carriers. The FCC and other parties have requested the Supreme Court to review these decisions. These issues also remain subject to scrutiny and oversight by state regulatory commissions. Although the Company is not able to predict the impact of these decisions on future efforts to negotiate interconnection agreements with ILECs, the

Company's analysis shows that interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the 1996 Act and the Company's business plan. These regulatory developments create opportunities for new entrants offering local exchange services to capture a portion of the ILECs' nearly 100% market share. Due to the rapid development and continuing growth of the Company's sales force and its competitive advantages in providing integrated telecommunications services, the Company believes that it is well positioned to capitalize on the new market opportunities emerging in the local exchange market.

  On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. The Company believes that the FCC's new access charge rules do not adversely affect the Company's business plan, and that they in fact present significant new opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. Numerous parties have either filed appeals with federal courts or asked the FCC to reconsider portions of its new rules.

  On December 31, 1997, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the regional Bell operating companies ("RBOCs") from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. The United States and some long distance companies have requested a stay of this decision and it is expected that they, and others, will seek its reversal on appeal. If the District Court's decision is permitted to stand, it could result in RBOCs' providing interexchange service in their operating regions sooner than previously expected.

  Acquisitions. On July 11, 1997, the Company consummated the final step in the acquisition of DIGEX, through the merger of Daylight Acquisition Corp. ("Daylight"), a wholly-owned subsidiary of the Company, with DIGEX (the "DIGEX Acquisition"). The aggregate consideration for the DIGEX Acquisition, which was funded with the Company's existing cash reserves, was approximately $160 million. DIGEX, headquartered in suburban Washington, D.C., is a national ISP, which provides a comprehensive range of industrial strength Internet solutions, including high speed dedicated business Internet connectivity, Web site management and private network solutions, primarily to business and government customers. DIGEX's operations are being integrated with those of the Company, and DIGEX will be operated as a division of the Company. For the nine months ended September 30, 1997, DIGEX's revenues were approximately $33.5 million.

  On November 20, 1997, Intermedia, through Moonlight Acquisition Corp., a wholly-owned subsidiary of Intermedia, entered into a definitive merger agreement with Shared Technologies. The total deemed purchase price for Shared Technologies is estimated to be approximately $640 million, excluding certain transaction expenses and fees relating to certain agreements. In addition, Intermedia agreed to settle certain litigation. As part of the agreement, Intermedia was granted irrevocable options, which together with other common stock of Shared Technologies owned by Intermedia, gives Intermedia control of over 50% of Shared Technologies common stock on a fully diluted basis. Intermedia made a tender offer for 4 million additional shares of Shared Technologies at $15 per share in cash, which expired on December 26, 1997. More than 16 million shares were tendered pursuant to the tender offer. In order to avoid the purchase of fractional shares, 4,000,064 shares were accepted.

  Shared Technologies is the nation's largest provider of shared telecommunications services and systems. Through its technical infrastructure and 800 employees, Shared Technologies acts as a single point of contact for business telecommunications services at more than 465 buildings throughout the United States and Canada. For the year ended December 31, 1996, and the nine months ended September 30, 1997, Shared Technologies' revenues were approximately $157.2 million and $141.8 million, respectively, and its EBITDA for such periods were approximately $34.9 million and $33.4 million, respectively. This acquisition is expected to enhance

Intermedia's national presence in telecommunications markets, enabling it to provide a bundled offering of local, long distance, data, Internet and systems integration services to Shared Technologies' existing 15,000 business customers. If this acquisition is consummated, the Company will have approximately 160,000 CLEC access lines, serving more than 2,000 buildings.

  The merger agreement is expected to be consummated during the first quarter of 1998. Consummation of the merger agreement is subject to various customary conditions, including approval by Shared Technologies's shareholders and receipt of necessary regulatory approvals.

  On December 17, 1997 the Company entered into a definitive agreement to acquire the stock of the Long Distance Savers group of companies ("LDS") for a purchase price of approximately $151.0 million, of which $120.0 million is payable in Intermedia common stock and $31.0 million is payable in cash, in each case, subject to certain adjustments (the "LDS Acquisition"). Closing of the LDS Acquisition, expected to occur in the first quarter of 1998, is subject to customary conditions, including regulatory approvals, and there can be no assurance that the LDS Acquisition will be consummated.

  LDS is a regional interexchange carrier, providing long distance services and Internet access to more than 45,000 business subscribers and employing over 100 sales and customer service professionals in Louisiana, Texas, Oklahoma, Mississippi and Florida. LDS had revenues of $101.7 million and $82.3 million and EBITDA of $15.0 million and $9.9 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The LDS Acquisition will provide a significant time-to-market advantage in a region important to Intermedia's expansion plan, while also contributing an experienced regional management team and established sales platform. Because LDS's service portfolio and footprint complements Intermedia's, management of the Company believes that the LDS Acquisition also presents significant synergy realization opportunities. By joining forces with an established operating company with a staff of experienced sales, management and technical personnel, Intermedia expects to expedite its entry into these Southern markets.

  The Company is currently evaluating, has made offers with respect to and is engaged in discussions regarding various acquisition opportunities. These acquisitions could be funded by cash (including the proceeds of the December 23 Offering) and/or the Company's securities. Except as described in this Prospectus, Intermedia is not a party to any agreement for any material acquisition nor can there be any assurance that any such acquisition will be consummated.

  Offerings. In July 1997, the Company completed private placements (the "July 1997 Offerings") of 6,900,000 Depositary Shares (including the exercise of the over-allotment option with respect to such Depositary Shares) (the "Series D Depositary Shares"), each representing a one-hundredth interest in a share of Series D Preferred Stock (the "Series D Preferred Stock"), and $649.0 million principal amount at maturity of 11 1/4% Senior Discount Notes due 2007 (the "11 1/4% Notes") (including the exercise of the over-allotment option with respect to such 11 1/4% Notes). The aggregate gross proceeds from the July 1997 Offerings was approximately $547.3 million.

  On October 30, 1997, the Company completed private placements (the "October 30 Offerings") of 8,000,000 Depositary Shares (including exercise of the over-allotment option with respect to such Depositary Shares, the "Depositary Shares"), each representing a one-hundredth interest in a share of Series E Preferred Stock (the "Series E Preferred Stock") and $260.3 million principal amount (including the exercise of the over-allotment option with respect thereto) of 8 7/8% Notes. The aggregate gross proceeds from the October 30 Offerings was $460.3 million.

  On December 23, 1997, the Company completed a private placement of $400.0 million (including the exercise of the over-allotment option with respect thereto) of the Old Notes. The aggregate gross proceeds from the December 23 Offering was $390.0 million.

                               THE EXCHANGE OFFER

Securities Offered..........
                              Up to $400,000,000 principal amount of 8 1/2% Series B Senior Notes due 2008 of the Company (the "Senior Notes" and collectively with the Old Notes, the "Notes"). The terms of the Senior Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes which do not apply to the Senior Notes. See "Description of the Senior Notes."

The Exchange Offer..........  The Company is offering to exchange $1,000 principal amount of Senior Notes for each $1,000 principal amount of Old Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Company under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;
 Withdrawal.................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on       , 1998, or such later
                              date and time to which it is extended. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn and Old Notes retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
 Considerations.............  The Exchange Offer will not result in any income, gain or loss to the holders or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............
                              There will be no proceeds to the Company from the exchange of the Old Notes for the Senior Notes pursuant to the Exchange Offer.

Exchange Agent..............  SunTrust Bank, Central Florida, National
                              Association, the trustee (the "Trustee") under the Indenture (as defined herein), is serving as Exchange Agent in connection with the Exchange Offer.

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

  Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for Senior Notes pursuant to the Exchange Offer may offer their Senior Notes for resale, resell their Senior Notes, and otherwise transfer their Senior Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such Senior Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such Senior Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Notes. Each broker-dealer that receives Senior Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its Senior Notes. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Senior Notes prior to offering or selling such Senior Notes. The Company is required, under the Registration Rights Agreement, to register the Senior Notes in any jurisdiction reasonably requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold (except in private transactions), unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange".

                    SUMMARY DESCRIPTION OF THE SENIOR NOTES

Securities Offered..........  Up to $400,000,000 principal amount of 8 1/2%
                              Series B Senior Notes due January 15, 2008 of the Company. The terms of the Senior Notes and the Old Notes are substantially identical in all material aspects, except for certain transfer restrictions and registration rights relating to the Old Notes which do not apply to the Senior Notes. See "Description of the Senior Notes."

Issue Price.................  $1,000 stated principal amount of the Old Notes per $1,000 stated principal amount of the Senior Notes.

Maturity Date...............  January 15, 2008.

Interest....................  Interest on the Senior Notes will accrue at 8
                              1/2% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998.

Yield.......................  8 1/2% per annum, computed on the basis of a 360 day year comprised of twelve 30-day months.

Optional Redemption.........  The Senior Notes may be redeemed at the option of the Company, in whole or in part, on or after January 15, 2003, at a premium declining to par in 2006, plus accrued and unpaid interest, if any, through the redemption date.

                              In the event of the sale by the Company prior to January 15, 2001 of its capital stock (other than Disqualified Stock (as defined herein)) (i) to a Strategic Investor (as defined herein), in a single transaction or a series of related transactions, for an aggregate purchase price equal to or exceeding $50.0 million or (ii) in one or more Public Offerings (as defined herein) of Common Stock, up to a maximum of 25% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such sale (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the capital stock (other than Disqualified Stock) so sold) at a redemption price equal to 108.50% of the principal amount thereof, with respect to the Notes to be redeemed on the redemption date, provided that at least 75% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of such redemption.

Change of Control...........  In the event of a Change of Control (as defined herein) the holders of the Senior Notes will have the right to require the Company to purchase their Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

Ranking.....................  The Senior Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the Existing Senior

                              Notes and the Old Notes, and will rank senior in right of payment to any future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Senior Notes with respect to the assets securing such other indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the issuance of the 8 7/8% Notes, the December 23 Offering and the pending acquisition of Shared Technologies, the Company would have had approximately $1.4 billion of indebtedness and other liabilities, including trade payables outstanding, which includes approximately $71.0 million of indebtedness and other liabilities of the Company's subsidiaries.

Certain Covenants...........
                              The indenture governing the Senior Notes (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase the Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. See "Description of the Senior Notes."


For additional information regarding the Senior Notes and the definitions of certain capitalized terms used above, see "Description of the Senior Notes."

                   SUMMARY FINANCIAL AND OTHER OPERATING DATA
  Statement of operations and balance sheet data presented below as of and for the five years in the period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The summary financial data presented below as of and for the quarters ended September 30, 1996 and 1997 have been derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

  The operating results of EMI Communications Corp. ("EMI") are included in the Company's consolidated operating results commencing July 1, 1996. The operating results of Universal Telecom Inc. ("UTT") and NetSolve Incorporated ("NetSolve") are included in the Company's consolidated operating results commencing December 1, 1996. The operating results of DIGEX are included in the Company's consolidated operating results commencing July 1, 1997. The 1996 pro forma operating information gives effect to the EMI, UTT, NetSolve and DIGEX acquisitions and the pending acquisition of Shared Technologies as if they occurred on January 1, 1996. The 1997 pro forma operating information gives effect to the DIGEX Acquisition and the pending acquisition of Shared Technologies as if they occurred on January 1, 1997. Both 1996 and 1997 pro forma operating information give effect to the March 1997 sale of $300 million of 13 1/2% Series A Redeemable Exchangeable Preferred Stock, the July 1997 Offerings, the October 30 Offerings and the December 23 Offering as if they occurred at the beginning of the respective periods. The following financial information should be read in conjunction with "Business" and the Consolidated Financial Statements of the Company and the Notes thereto which are incorporated herein by reference.

         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                                                         PRO FORMA(2)
                                                                       PRO FORMA(1)    NINE MONTHS        NINE MONTHS
                                                                        YEAR ENDED        ENDED              ENDED
                                 YEAR ENDED DECEMBER 31,               DECEMBER 31,   SEPTEMBER 30,      SEPTEMBER 30,
                         --------------------------------------------  ------------ -------------------  -------------
                          1992    1993     1994      1995      1996        1996       1996      1997         1997
                         ------  -------  -------  --------  --------  ------------ --------  ---------  -------------
STATEMENT OF
 OPERATIONS:
 Revenues..............  $7,030  $ 8,292  $14,272  $ 38,631  $103,397   $ 324,885   $ 64,333  $ 165,317    $ 326,742
 Costs and Expenses:
 Facilities
  administration and
  maintenance and line
  costs................   1,760    2,843    5,396    22,989    81,105     210,595     49,044    200,241      269,600
 Selling, general and
  administrative.......   2,607    3,893    6,412    14,993    36,610      99,396     23,884     64,983      134,651
 Depreciation and
  amortization.........   2,190    3,020    5,132    10,196    19,836      79,863     12,069     34,274       79,899
                         ------  -------  -------  --------  --------   ---------   --------  ---------    ---------
                          6,557    9,756   16,940    48,178   137,551     389,854     84,997    299,498      484,150
                         ------  -------  -------  --------  --------   ---------   --------  ---------    ---------
 Income (loss) from
  operations...........     473   (1,464)  (2,668)   (9,547)  (34,154)    (64,969)   (20,664)  (134,181)    (157,408)
 Other income (expense)
  Interest expense.....  (1,031)    (844)  (1,218)  (13,767)  (35,213)   (129,673)   (24,179)   (39,895)    (107,581)
  Interest and other
   income..............     323      234      819     4,060    12,168      (3,912)     9,201     16,691         (210)
  Income tax benefit...     --       --       --         97       --         (783)       --         --          (214)
                         ------  -------  -------  --------  --------   ---------   --------  ---------    ---------
  Loss before
   extraordinary item..    (235)  (2,074)  (3,067)  (19,157)  (57,199)   (199,337)   (35,642)  (157,385)    (265,413)
  Extraordinary loss on
   early extinguishment
   of debt.............     --       --       --     (1,592)      --         (311)       --     (43,834)     (43,834)
                         ------  -------  -------  --------  --------   ---------   --------  ---------    ---------
   Net loss............  $ (235) $(2,074) $(3,067) $(20,749) $(57,199)  $(199,648)  $(35,642) $(201,219)   $(309,247)
 Preferred stock
  dividends and
  accretions...........    (267)     --       --        --        --      (71,851)       --     (27,118)     (53,135)
                         ------  -------  -------  --------  --------   ---------   --------  ---------    ---------
 Net loss attributable
  to common
  stockholders.........  $ (502) $(2,074) $(3,067) $(20,749) $(57,199)  $(271,499)  $(35,642) $(228,337)   $(362,382)
                         ======  =======  =======  ========  ========   =========   ========  =========    =========
 Net loss per common
  share:
  Loss before
   extraordinary item..  $ (.10) $  (.29) $  (.34) $  (1.91) $  (4.08)  $  (18.68)  $  (2.69) $  (11.21)   $  (19.35)
  Extraordinary loss...     --       --       --       (.16)      --        (0.02)       --       (2.66)       (2.66)
                         ------  -------  -------  --------  --------   ---------   --------  ---------    ---------
  Net loss.............  $ (.10) $  (.29) $  (.34) $  (2.07) $  (4.08)  $  (18.70)  $  (2.69) $  (13.87)   $  (22.01)
                         ======  =======  =======  ========  ========   =========   ========  =========    =========
 Weighted average
  number of shares
  outstanding..........   4,797    7,077    8,956    10,036    14,018      14,518     13,243     16,463       16,463
OTHER DATA:
 Book value per common
  share................    3.09     5.18     5.39      3.89      7.01
 Ratio of earnings to
  combined fixed
  charges and preferred
  stock dividends(3)...     --       --       --        --        --          --         --         --           --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4)........  $2,663  $ 1,556  $ 2,464  $    649  $(14,318)  $  14,894   $ (8,596) $ (99,907)   $ (77,509)
 Capital expenditures,
  including
  acquisitions of
  businesses, net of
  cash acquired........  $8,818  $10,486  $13,731  $ 31,915  $143,615   $ 309,391   $ 80,810  $ 328,861    $ 339,469

                                          DECEMBER 31,            SEPTEMBER 30,
                                --------------------------------- -------------
                                1992   1993   1994   1995   1996   1996   1997
                                ----- ------ ------ ------ ------ ------ ------
NETWORK DATA:(5)
 Buildings connected(6)........   161    234    293    380    487    429  2,703
 Route miles...................   240    335    378    504    655    647    762
 Fiber miles................... 6,184 10,239 11,227 17,128 24,122 23,763 33,801
 Number of city-based networks
  in service...................     4      5      6      9      9      9     10
ENHANCED DATA SERVICES:(5)
 Nodes(7)......................   --     100    900  2,300  9,500  8,462 17,286
 Cities(8).....................   --      37    336    600  2,200  1,134  3,787
 Switches......................   --       4     12     31     89     76    130
EMPLOYEES(5)...................    49     58    146    287    874    724  1,820

                                                                                    PRO FORMA
                                       DECEMBER 31,                SEPTEMBER 30, SEPTEMBER 30,(9)
                         ----------------------------------------- ------------- ----------------
                          1992    1993    1994     1995     1996       1997            1997
                         ------- ------- ------- -------- -------- ------------- ----------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(10)....... $ 1,775 $27,954 $10,208 $ 50,997 $189,546  $  471,101      $  547,279
 Working capital(11)....   8,999  25,712   9,588   70,353  206,029     449,648         530,654
 Total assets...........  36,174  61,219  74,086  216,018  512,940   1,086,185       1,978,822
 Long-term obligations
  and redeemable
  preferred stock
  (including current
  maturities)...........  11,742  11,614  16,527  165,545  358,508   1,101,372       1,959,033
 Total stockholders'
  equity................  21,257  45,987  52,033   40,254  114,230     (90,771)        (90,771)

--------
 1. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions, which occurred effective June 30, 1996, December 1, 1996 and December 1, 1996, respectively, and the DIGEX Acquisition and the pending acquisition of Shared Technologies as if they occurred on January 1, 1996. The pro forma operating information also gives effect to the March 1997 sale of $300 million of 13 1/2% Series A Redeemable Exchangeable Preferred Stock, the July 1997 Offerings, the October 30 Offerings and the December 23 Offering.
 2. The pro forma operating information gives effect to the DIGEX Acquisition and the pending acquisition of Shared Technologies as if they occurred on January 1, 1997. The pro forma operating information also gives effect to the March 1997 sale of $300 million of 13 1/2% Series A Redeemable Exchangeable Preferred Stock, the July 1997 Offerings, the October 30 Offerings and the December 23 Offering.
 3. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and preferred stock dividends and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, preferred stock dividends, plus a portion of rent expense under operating leases deemed by the Company to represent an interest factor. For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the quarters ended September 30, 1996 and 1997 the Company's earnings were insufficient to cover combined fixed charges and preferred stock dividends by $622, $2,288, $3,324, $19,931, $59,978, $37,582 and $187,031, respectively. For the year ended
    December 31, 1996 and the quarter ended September 30, 1997, the Company's pro forma earnings, after giving effect to the acquisitions and the offerings described in Notes 1 and 2 above, were insufficient by $273,968 and $321,076 respectively, to cover pro forma combined fixed charges and preferred stock dividends.
 4. EBITDA consists of earnings before interest, income taxes, depreciation, and amortization. In addition, 1995 and 1997 EBITDA excludes extraordinary charges of $1,592 and $43,834, respectively, related to the early extinguishment of debt. EBITDA is provided in the Summary of Financial and Other Operating Data since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to present cash flow for the periods presented. See the Consolidated Statements of Cash Flows included in the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
 5. Amounts as reflected in the table are based upon information contained in the Company's operating records.
 6. Beginning in January 1997, the Company changed its definition of "Buildings connected" to include buildings connected to the Company's network via leased facilities controlled by the Company in addition to those connected to the Company's network via facilities constructed by the Company. The Company believes the new definition is consistent with industry practice.
 7. Amount represents an individual point of origin and termination of data served by the Company's enhanced data network. In the opinion of management of the Company, all node numbers are appropriate.
 8. Represents the number of discrete postal cities to which enhanced data services are provided by the Company.
 9. Gives effect to the October 30 Offerings, the December 23 Offering and the pending Shared Technologies acquisition.
10. Cash and cash equivalents excludes investments of $20,954, $26,675, and $6,351 for the years ended December 31, 1995 and 1996 and the quarter ended September 30, 1997, respectively, restricted under the terms of various notes and other agreements.
11. Working capital includes the restricted investments referred to in Note 10 above.

                                 RISK FACTORS

  In addition to other information set forth elsewhere in this Prospectus, before tendering their Old Notes for Senior Notes, holders should consider carefully the following factors which (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as to the Senior Notes.

  Consequences of Failure to Exchange. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act.

  Based on interpretations by the Staff of the SEC with respect to similar transactions, the Company believes that Senior Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the Senior Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the Senior Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Notes. Each broker-dealer that receives Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Notes received in exchange for Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. Broker-Dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. The Company has agreed that, for a period of 365 days after the Exchange Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale of the Senior Notes. See "Plan of Distribution." The Senior Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register or qualify the Senior Notes for resale in any state as may be reasonably requested by their holders, subject to certain limitations.

  Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed
Charges. The Company is highly leveraged. At September 30, 1997, after giving pro forma effect to the October 30 Offerings and the December 23 Offering, and the application of the net proceeds therefrom and the pending acquisition of Shared Technologies, the Company would have had outstanding approximately $1.4 billion in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), approximately $312.0 million of obligations with respect to dividend payments and the mandatory redemption of the 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 (the "Series B Preferred Stock") and $170.1 and $193.7 million of obligations with respect to the Series D Preferred Stock and the Series E Preferred Stock, respectively. The degree to which the Company is leveraged could have important consequences to holders of the Senior Notes, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, to payment of dividends on and the redemption of the Series B Preferred Stock and the payment of dividends on the Series D Preferred Stock and Series E Preferred Stock, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

  The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $0.6 million, $2.3 million, $3.3 million, $19.8 million and $60.0 million for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively. In addition, insufficiencies of $37.6 million and $187.0 million were experienced in the nine-month periods ended September 30, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the DIGEX, EMI, NetSolve and UTT acquisitions, and the pending Shared Technologies acquisition, and the March 1997 offerings, July 1997 Offerings, October 30 Offerings and the December 23 Offering, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $274.0 million for the year ended December 31, 1996 and by $321.1 million for the nine months ended September 30, 1997. The Company anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for the Company to meet its debt service obligations, its dividend and redemption obligations with respect to the Series B Preferred Stock and its dividend obligations with respect to the Series D Preferred Stock and Series E Preferred Stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet such debt service, dividend and redemption obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that Intermedia would be successful in raising such financing, or the terms or timing thereof.

  Effective Subordination of the Senior Notes. The Senior Notes are not secured by any of the assets of the Company. Holders of secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Senior Notes to the extent of the assets securing such other indebtedness. The Indenture, the indenture governing the 8 7/8% Notes (the "8 7/8% Notes Indenture"), the indenture governing the 12 1/2% Notes (the "12 1/2% Notes Indenture") and the indenture governing the 11 1/4% Notes (the "11 1/4% Notes Indenture" and together with the 8 7/8% Notes Indenture and the 12 1/2% Notes Indenture, the "Existing Senior Note Indentures") permit certain indebtedness of the Company to be secured. In addition, the Senior Notes will be effectively subordinated to $71.0 million of indebtedness and other liabilities and commitments (including trade payables) of the Company's subsidiaries. The Company has had preliminary discussions with several banks regarding the establishment of a senior credit facility. Such credit facility may be secured by a substantial portion of the assets of the Company. Therefore, the Notes would be effectively subordinated to such senior credit facility to the extent of such security. There can be no assurance that the Company will be successful in negotiating such a senior credit facility.

  Risks Associated with Acquisitions. The Company intends to use the net proceeds of the December 23 Offering to expand its networks and service offerings through internal development and, possibly, acquisitions. Such acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. There can be no assurance that the pending acquisitions of Shared Technologies and LDS will be consummated or that any such other acquisitions will occur or that any such acquisitions, including the pending acquisitions of Shared Technologies and LDS, if made, would be on terms favorable to the Company or would be successfully integrated into the Company's operations.

  Consistent with its strategy, the Company is currently evaluating, has made offers with respect to, and is engaged in discussions regarding various acquisition opportunities. These acquisitions could be funded by cash (including the proceeds of the December 23 Offering) and/or the Company's securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or such an acquisition could be followed by a decline in the market value of the Company's securities.

  On November 20, 1997, Intermedia, Moonlight Acquisition Corp., a wholly-owned subsidiary of Intermedia, and Shared Technologies signed a definitive merger agreement pursuant to which holders of Shared Technologies common stock would receive $15.00 per share in cash upon consummation of the merger. In connection with the proposed acquisition of Shared Technologies and in anticipation of Shared Technologies becoming a "Restricted Subsidiary" within the meaning of the Indenture, the Existing Note Indentures and the

Series B Certificate of Designation, the Company purchased certain equity interests and certain notes issued by Shared Technologies. See "Recent Developments -- Acquisitions." If the proposed acquisition of Shared Technologies is not consummated before May 11, 1998 and, as a result, Shared Technologies does not become a Restricted Subsidiary of the Company, an Event of Default may occur under the terms of each of the Existing Note Indentures, the Indenture and the Series B Certificate of Designation (as defined herein) unless the Company disposes of its investment in Shared Technologies without a loss or holds its investment through an Unrestricted Subsidiary. If such an event of default occurs, upon receipt of notice from the trustee under each of the Existing Note Indentures or the Senior Note Indenture or the holders of at least 25% of the outstanding principal amounts of the Existing Senior Notes or the Senior Notes, acceleration of the Existing Senior Notes and the Senior Notes, respectively, would result. The occurrence of an Event of Default would not lead to the acceleration of the Series B Preferred Stock. If all of the Existing Senior Notes and the Senior Notes were accelerated, the Company would not have sufficient funds available to repay the Existing Senior Notes and the Senior Notes, unless it could arrange a refinancing of the Existing Senior Notes and the Senior Notes.

  Failure to Obtain Third Party Consents in connection with an Acquisition or Merger. The Company has consummated a number of acquisitions over the past two years and expects to consummate additional acquisitions during the current fiscal year. In connection therewith, the Company may not have obtained, and in connection with future acquisitions may elect not to seek, all required consents from third parties with respect to acquired contracts. If an acquired contract required the consent of a third party and such consent was not obtained, the third party could assert a breach of the contract. The Company believes that the failure to obtain any such third party consents should not result in any material adverse consequences to the Company, although there can be no assurance that such a consequence will not result.

  Effect of Substantial Additional Indebtedness on the Company's Ability to Repay the Senior Notes. The Indenture, the Existing Senior Notes Indentures and the Series B Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local/long distance voice and data switches. In addition, the Company may establish a bank credit facility which may be secured by a substantial portion of the assets of the Company. Additional indebtedness of the Company, including any indebtedness under a bank credit facility may rank pari passu with or effectively senior (if secured) to, the Senior Notes. See "Description of the Senior Notes." The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Senior Notes. No guarantees have been issued with respect to the Senior Notes; thus the Company's subsidiaries are not directly obligated under the Senior Notes. Earnings generated by any of the Company's subsidiaries, as well as the existing assets of such subsidiaries, will have to be used first by such subsidiaries to fulfill their debt service requirements. See "--Effective Subordination of the Senior Notes."

  Regulatory Approval of the Offering. Nine of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company did not expect to have obtained such approval from any of the nine states prior to consummation of the December 23 Offering. The requirements for these filings may have been pre-empted by the National Securities Market Improvement Act of 1996, although there is no case law on this point. The Company has filed the necessary notifications and applications for approval in these states. After consultation with counsel, the Company believes the approvals will be granted and that seeking such approvals subsequent to the December 23 Offering should not result in any material adverse consequences to the Company, although there can be no assurance that such a consequence will not result.

  Maintenance of Peering Relationships. The Internet is comprised of many ISPs who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay settlement charges. Although the Company meets the industries current standards for peering, there is no assurance that other national ISPs will maintain peering relationships with the Company. In addition, there may develop increasing requirements associated with maintaining peering with the major national ISPs with which the Company may have to comply. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards on a timely basis, at a commercially reasonable cost, or at all.

  Potential Liability of On-Line Service Providers. The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances ISPs could be held liable for copyright infringement. The 1996 Act prohibits and imposes criminal penalties for using an interactive computer service to transmit certain types of information and content, such as indecent or obscene communications. On June 26, 1997, the Supreme Court affirmed the decision of a panel of three federal judges which granted a preliminary injunction barring enforcement of this portion of the 1996 Act to the extent that enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web hosting sites of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the 1996 Act prohibits and imposes liability for any services provided by the Company should the content or information transmitted be subject to the statute. The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Similarly, the Company's ISP business relies on the availability of its network infrastructure for the provision of Internet connectivity. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

  Absence of a Public Market for the Notes. The Senior Notes are a new issue of securities. The Company does not intend to apply for listing of the Senior Notes on any securities exchange or on the Nasdaq National Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Senior Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity or continuation of any market for the Senior Notes. The Senior Notes may trade at prices that may be higher or lower than their respective initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Senior Notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that the market for the Senior Notes would not be subject to similar disruptions.

  Certain Tax Considerations. For a discussion of certain material federal income tax considerations which are relevant to the purchase, ownership and disposition of the Senior Notes, see "Certain Federal Income Tax
Consequences."

  Limited Operations of Certain Services; History of Net Losses. The Company's business commenced in 1987. Substantially all of the Company's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. The Company is expecting to substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

  The development of the Company's business and the expansion of its networks require significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, Intermedia has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. Intermedia reported net losses of approximately $3.1 million, $20.7 million and $57.2 million for the years ended December 31, 1994, 1995 and 1996 and net losses of $201.2 million for the nine months ended September 30, 1997, respectively. The Company anticipates recording a significant net loss in 1997 that is expected to be substantially greater than the loss in 1996 and expects net losses to continue for the next several years. In addition, the Company expects to have negative EBITDA in 1997. There can be no assurance that Intermedia will achieve or sustain profitability or positive EBITDA in the future.

  Class Action by DIGEX Stockholders. On June 5, 1997, the Company announced that it had agreed to acquire 100% of the outstanding equity of DIGEX. The DIGEX Acquisition was consummated through a tender offer for all of the outstanding shares of DIGEX, which closed on July 9, 1997, followed by a cash merger effective on July 11, 1997 (the "Merger").

  On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively by TAAM Associates, Inc. and David and Chaile Steinberg (the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX, against Intermedia, DIGEX and the Directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints sought preliminary and permanent injunctions enjoining the Merger but no applications were made for such injunctions prior to the consummation of the Merger on July 11, 1997. In addition, the Complaints seek cash damages from the DIGEX Directors. In August 1997, a motion to dismiss the Complaints was filed on behalf of Intermedia, DIGEX and the DIGEX Directors. The action has been dormant since that time.

  These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

  Significant Capital Requirements and Need for Additional
Financing. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. Intermedia expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing (including capital raised through the December 23 Offering), credit availability and internally generated funds. The Company expects that continued expansion of its business will require raising substantial equity and/or debt by the end of fiscal 1999. Depending on market conditions, the Company may determine to raise additional capital before such time. There can be no assurance, however, that Intermedia will be successful in raising sufficient debt or equity on terms that it will consider acceptable. Moreover, the Indenture, the Existing Senior Note Indentures, the Certificate of Designation setting forth the rights of the Series B Preferred Stock (the "Series B Certificate of Designation"), the Certificate of Designation setting forth the rights of the Series D Preferred Stock, and the Certificate of Designation setting forth the rights of the Series E Preferred Stock impose certain restrictions upon the Company's ability to incur additional indebtedness or issue additional preferred stock. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require Intermedia to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

  Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

  A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful or will not impair the Company's ability to service its outstanding obligations.

  Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. The Company has identified other expansion opportunities in the eastern half of the United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, the Company may require pole attachment agreements with utilities and ILECs to operate existing and future networks, and there can be no assurance that such agreements will be obtained or obtainable on reasonable terms. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

  Competition. In each of its markets, the Company faces significant competition for the local network services, including local exchange services, it offers from ILECs, which currently dominate their local telecommunications markets. ILECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more ICPs and ILECs operating fiber optic networks. In addition, the Company faces competition in its integration services business from equipment manufacturers, the RBOCs and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business (including Internet) from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers, other ISPs and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and CLECs, including the

Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. Recently, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. If that decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. See "Business--Recent Developments--Regulatory Changes." In addition, AT&T and MCI have entered and other interexchange carriers have announced their intent to enter into the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.

  Regulation. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation at the state or federal level, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its interstate network facilities. Further, the FCC issued an order holding that non-dominant carriers, such as the Company, are required to withdraw interstate tariffs for domestic long distance service. That order has been stayed by a federal appeals court and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, the Company will continue to maintain tariffs for these services. In June 1997, the FCC issued another order stating that non-dominant carriers, such as the Company, could withdraw their tariffs for interstate access services. While the Company has no immediate plans to withdraw its tariff, this FCC order allows the Company to do so. The FCC also requires the Company to file interstate tariffs on an ongoing basis for international traffic. The Company is generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the 1996 Act provides incentives to the ILECs that are subsidiaries of RBOCs to enter the long distance service market by requiring ILECs to negotiate interconnection agreements with local competitors, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILECs or that the terms of such agreements will be favorable.

  Potential Diminishing Rate of Growth. During the period from 1994 through 1996, the Company's revenues grew at a compound annual growth rate of 169%. While the Company expects to continue to grow, as its size increases it is likely that its rate of growth will diminish.

  Risk of New Service Acceptance by Customers. The Company has recently introduced a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as the provider of such services. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While Intermedia believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of Intermedia of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

  Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to a long-term employment agreement with the Company.

  Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

  Dependence on Business from Interexchange Carriers ("IXCs"). For the year ended December 31, 1996, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business.

  In addition, the Company's growth strategy assumes increased revenues from IXCs from the deployment of local/long distance voice switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

  Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both Intermedia and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. An investment, business combination or strategic alliance could constitute a change of control. The Indenture and the Existing Senior Note Indentures provide that a change of control would require the Company to repay the indebtedness outstanding under such instruments. If a change of control does occur, there is no assurance that the Company would have sufficient funds to make such repayments or could obtain any additional debt or equity financing that could be necessary in order to repay the Senior Notes and the Existing Senior Notes.

  Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Old Notes were originally issued and sold on December 23, 1997 in reliance upon the exemptions from registration under Rule 144A, Regulation S and Section 4(2) of the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to register with the SEC a series of notes with substantially identical terms as the Old Notes, to be offered in exchange for the Old Notes. The purpose of the Exchange Offer is to satisfy the Company's obligations under the Registration Rights Agreement. Holders that are not prohibited from participating in the Exchange Offer and do not tender all of their Old Notes will no longer have any registration rights under the Registration Rights Agreement.

TERMS OF THE EXCHANGE

  The Company offers to exchange, subject to the conditions set forth in this Prospectus and in the Letter of Transmittal accompanying this Prospectus, the same principal amount of Senior Notes for the Old Notes tendered for exchange. The terms of the Senior Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the Senior Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The Senior Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Senior Notes." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

  The Company believes that Senior Notes received in exchange for Old Notes may be offered for sale, sold and otherwise transferred by any holder (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Senior Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the Senior Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the Senior Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the distribution. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer.

  Tendering holders of the Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS, TERMINATION; AMENDMENT

  The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on       , 1998 or such later date
and time, if any, as extended by the Company, in its sole discretion. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to holders of the Old Notes and unless otherwise required by applicable law or regulation, by timely public announcement, by making a release to the Dow Jones News Service on or before 9:00 a.m. of the next business day following the Expiration Date. During any extension of the Exchange Offer, all Old Notes tendered for exchange will remain subject to the Exchange Offer. In connection with the Exchange Offer, the Company will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Exchange Act.

  The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if either of the events set forth under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Senior Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

  The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

  Old Notes may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with (i) the certificate or certificates representing the Old Notes being tendered and any required signature guarantees, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depository") pursuant to the procedure for book-entry transfer described below, or (iii) the completion of the procedures for guaranteed delivery set forth below. See "Guaranteed Delivery Procedures."

  If the Senior Notes are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If the Senior Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the Old Notes or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any Old Notes. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants that
(i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Senior Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Company will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim and (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. The holder further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Senior Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder shall be binding upon the heirs, legal representatives, successors assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the Senior Notes offered in the ordinary course of its business and
(iii) has no arrangement with any person to participate in the distribution of the Senior Notes.

WITHDRAWAL RIGHTS

  Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier, telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that the holder is withdrawing its election to tender the Old Notes for exchange, and the name of the registered holder of the Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any Old Notes which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer by crediting an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered at any time on or prior to the Expiration Date. Any Old Notes so withdrawn and not re-tendered will not be exchanged for Senior Notes under the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF SENIOR DISCOUNT NOTES

  Upon terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and issuance of the Senior Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the holders.

  The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of causing the Old Notes to be assigned, transferred and exchanged for Senior Notes. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Senior Notes in exchange for Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes by the Company. Tendered Old Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer crediting an account maintained with the Depository) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

BOOK-ENTRY TRANSFER

  The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date must tender their Old Notes and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and
(iii) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository) must be received by the Exchange Agent within five business days after Expiration Date. Any holder of Old Notes who wishes to tender his Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company will not be required to issue Senior Notes in exchange for any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Senior Notes having obligations with respect to resales and transfers of Senior Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospectus of the Company, taken as a whole, that, in the sole judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company have or may have adverse significance with respect to the value of the Old Notes or the Senior Notes; which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

  These conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company that any of these conditions has occurred will be final and binding on all holders, absent manifest error.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no Senior Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

  SunTrust Bank, Central Florida, National Association, the Trustee under the Indenture, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, addressed as follows:

             SunTrust Bank, Central Florida, National Association
                             225 East Robinson St.
                                   Suite 250
                               Orlando, FL 32801
                           Attention: Alice Springer
                           Facsimile: (407) 237-5299
                     Confirm by telephone: (407) 237-5179

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

TRANSFER TAXES

  Holders who tender their Old Notes in exchange for Senior Notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Senior Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, Senior Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of Securities Act provided that the Senior Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the Senior Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Notes. If any holder has any arrangement or understanding with respect to the distribution of the Senior Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Senior Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of the Senior Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Senior Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed under the Registration Rights Agreement to register or qualify the Senior Notes for resale in any jurisdictions reasonably requested by any holder, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

  The Company has not entered into any arrangement or understanding with any person to distribute the Senior Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Senior Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Senior Notes to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of Senior Notes to be acquired in the registered Exchange Offer
(1) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13,
1988) or similar letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The Senior Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the Senior Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1997, the pro forma capitalization which gives effect to the pending Shared Technologies acquisition, the October 30 Offerings and the December 23 Offering. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and other information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which are incorporated herein by reference, and, the Unaudited Pro Forma Condensed Consolidated Financial Statements, included in the Company's Form 8-K dated December 18, 1997, incorporated herein by reference.

                                                      AS OF SEPTEMBER 30,
                                                             1997
                                                     ----------------------
                                                                    PRO
                                                       ACTUAL     FORMA(1)
                                                     ----------  ----------
                                                          (IN THOUSANDS)
Cash and cash equivalents........................... $  471,101  $  547,279
                                                     ==========  ==========
Long-term debt
  12 1/2% Senior Discount Notes due 2006............    213,001     213,001
  11 1/4% Senior Discount Notes due 2007............    383,666     383,666
  8 7/8% Senior Notes due 2007......................        --      260,250
  8 1/2% Senior Notes due 2008......................        --      400,000
  Other long-term debt..............................      1,363       4,548
  Capital lease obligations.........................     21,232      21,758
                                                     ----------  ----------
    Total long-term debt............................    619,262   1,283,223
Series B Preferred Stock............................    312,001     312,001
Series D Preferred Stock............................    170,109     170,109
Series E Preferred Stock............................        --      193,700
Common stock and additional paid-in capital.........    237,505     237,505
Accumulated deficit.................................   (319,478)   (319,478)
Deferred Compensation...............................     (8,798)     (8,798)
                                                     ----------  ----------
Total stockholders' equity..........................    (90,771)    (90,771)
                                                     ----------  ----------
Total capitalization................................ $1,010,601  $1,868,262
                                                     ==========  ==========

--------
(1) This column gives effect to the Shared Technologies acquisition, the October 30 Offerings and the December 23 Offering as if they had occurred on September 30, 1997.

                  SELECTED FINANCIAL AND OTHER OPERATING DATA

  The selected financial data and balance sheet data presented below as of and for the five years in the period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data presented below as of and for the quarters ended September 30, 1996 and 1997 have been derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year.

  The operating results of EMI are included in the Company's consolidated operating results commencing July 1, 1996. The operating results of UTT and NetSolve are included in the Company's consolidated operating results commencing December 1, 1996. The operating results of DIGEX are included in the Company's consolidated operating results commencing July 1, 1997. The 1996 pro forma operating information gives effect to the EMI, UTT, NetSolve and DIGEX acquisitions and the pending acquisition of Shared Technologies as if they occurred on January 1, 1996. The 1997 pro forma operating information gives effect to the DIGEX Acquisition and the pending acquisition of Shared Technologies as if they occurred on January 1, 1997. Both 1996 and 1997 pro forma operating information give effect to the March 1997 sale of $300 million of 13 1/2% Series A Redeemable Exchangeable Preferred Stock, the July 1997 Offerings, the October 30 Offerings and the December 23 Offering as if they occurred at the beginning of the respective periods. The following financial information should be read in conjunction with "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, which are incorporated herein by reference.
         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                            PRO-
                                                                          FORMA(1)
                                                                            YEAR                           PRO-FORMA (2)
                                                                            ENDED     NINE MONTHS ENDED     NINE MONTHS
                                  YEAR ENDED DECEMBER 31,               DECEMBER 31,    SEPTEMBER 30,      SEPTEMBER 30,
                         ---------------------------------------------  ------------ --------------------  -------------
                          1992     1993     1994      1995      1996        1996       1996       1997         1997
                         -------  -------  -------  --------  --------  ------------ --------  ----------  -------------
STATEMENT OF
 OPERATIONS:
 Revenues..............  $ 7,030  $ 8,292  $14,272  $ 38,631  $103,397   $ 324,885   $ 64,333  $  165,317    $ 326,742
 Costs and Expenses:
 Facilities
  administration and
  maintenance and line
  costs................    1,760    2,843    5,396    22,989    81,105     210,595     49,044     200,241      269,600
 Selling, general and
  administrative.......    2,607    3,893    6,412    14,993    36,610      99,396     23,884      64,983      134,651
 Depreciation and
  amortization.........    2,190    3,020    5,132    10,196    19,836      79,863     12,069      34,274       79,899
                         -------  -------  -------  --------  --------   ---------   --------  ----------    ---------
                           6,557    9,756   16,940    48,178   137,551     389,854     84,997     299,498      484,150
                         -------  -------  -------  --------  --------   ---------   --------  ----------    ---------
 Income (loss) from
  operations...........      473   (1,464)  (2,668)   (9,547)  (34,154)    (64,969)   (20,664)   (134,181)    (157,408)
 Other income (expense)
  Interest expense.....   (1,031)    (844)  (1,218)  (13,767)  (35,213)   (129,673)   (24,179)    (39,895)    (107,581)
  Interest and other
   income..............      323      234      819     4,060    12,168      (3,912)     9,201      16,691         (210)
  Income tax benefit...      --       --       --         97       --         (783)                   --          (214)
                         -------  -------  -------  --------  --------   ---------   --------  ----------    ---------
  Loss before
   extraordinary item..     (235)  (2,074)  (3,067)  (19,157)  (57,199)   (199,337)   (35,642)   (157,385)    (265,413)
  Extraordinary loss on
   early extinguishment
   of debt.............      --       --       --     (1,592)      --         (311)       --      (43,834)     (43,834)
                         -------  -------  -------  --------  --------   ---------   --------  ----------    ---------
 Net loss..............  $  (235) $(2,074) $(3,067) $(20,749) $(57,199)  $(199,648)  $(35,642) $ (201,219)   $(309,247)
 Preferred stock
  dividends and
  accretions...........     (267)     --       --        --        --      (71,851)               (27,118)     (53,135)
                         -------  -------  -------  --------  --------   ---------   --------  ----------    ---------
 Net loss attributable
  to common
  stockholders.........  $  (502) $(2,074) $(3,067) $(20,749) $(57,199)  $(271,499)  $(35,642) $ (228,337)   $(362,382)
                         =======  =======  =======  ========  ========   =========   ========  ==========    =========
 Net loss per common
  share:
  Loss before
   extraordinary item..  $  (.10) $  (.29) $  (.34) $  (1.91) $  (4.08)  $  (18.68)  $  (2.69) $   (11.21)   $  (19.35)
  Extraordinary loss...      --       --       --       (.16)      --        (0.02)       --        (2.66)       (2.66)
                         -------  -------  -------  --------  --------   ---------   --------  ----------    ---------
  Net loss.............  $  (.10) $  (.29) $  (.34) $  (2.07) $  (4.08)  $  (18.70)  $  (2.69)   $ (13.87)   $  (22.01)
                         =======  =======  =======  ========  ========   =========   ========  ==========    =========
 Weighted average
  number of shares
  outstanding..........    4,797    7,077    8,956    10,036    14,018      14,518     13,243      16,463       16,463
OTHER DATA:
 Book value per common
  share ...............     3.09     5.18     5.39      3.89      7.01
 Ratio of earnings to
  combined fixed
  charges and preferred
  stock dividends(3)...      --       --       --        --        --          --         --          --           --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4)........  $ 2,663  $ 1,556  $ 2,464  $    649  $(14,318)  $  14,894   $ (8,596) $  (99,907)   $ (77,509)
 Capital expenditures,
  including
  acquisitions of
  businesses, net of
  cash acquired........  $ 8,818  $10,486  $13,731  $ 31,915  $143,615   $ 309,391   $ 80,810  $  328,861    $ 339,469

                                        DECEMBER 31,              SEPTEMBER 30,
                            ------------------------------------- -------------
                             1992   1993    1994    1995    1996   1996   1997
                            ------ ------- ------- ------- ------ ------ ------
NETWORK DATA:(5)
 Buildings connected(6)....    161     234     293     380    487    429  2,703
 Route miles...............    240     335     378     504    655    647    762
 Fiber miles...............  6,184  10,239  11,227  17,128 24,122 23,763 33,801
 Number of city-based
  networks in service......      4       5       6       9      9      9     10
ENHANCED DATA SERVICES:(5)
 Nodes(7)..................    --      100     900   2,300  9,500  8,462 17,268
 Cities(8).................    --       37     336     600  2,200  1,134  3,787
 Switches..................    --        4      12      31     89     76    130
EMPLOYEES(5)...............     49      58     146     287    874    724  1,820

                                                                                     PRO FORMA
                                       DECEMBER 31,                SEPTEMBER 30, SEPTEMBER 30, (9)
                         ----------------------------------------- ------------- -----------------
                          1992    1993    1994     1995     1996       1997            1997
                         ------- ------- ------- -------- -------- ------------- -----------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(10)....... $ 1,775 $27,954 $10,208 $ 50,997 $189,546  $  471,101      $  547,279
 Working capital(11)....   8,999  25,712   9,588   70,353  206,029     449,648         530,654
 Total assets...........  36,174  61,219  74,086  216,018  512,940   1,086,185       1,978,822
 Long-term obligations
  and redeemable
  preferred stock
  (including current
  maturities)...........  11,742  11,614  16,527  165,545  358,508   1,101,372       1,959,033
 Total stockholders'
  equity................  21,257  45,987  52,033   40,254  114,230     (90,771)        (90,771)

--------
 1. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions, which occurred effective June 30, 1996, December 1, 1996 and December 1, 1996, respectively, as if they occurred on January 1, 1996. The pro forma operating information also gives effect to the DIGEX Acquisition, the pending acquisition of Shared Technologies, the March 1997 sale of $300 million of 13 1/2% Series A Redeemable Exchangeable Preferred Stock, the July 1997 Offerings, the October 30 Offerings and the December 23 Offering.
 2. The pro forma operating information gives effect to the DIGEX Acquisition and the pending acquisitions of Shared Technologies as if they occurred on January 1, 1997. The pro forma operating information also gives effect to the March 1997 sale of $300 million of 13 1/2% Series A Redeemable Exchangeable Preferred Stock, the July 1997 Offerings, the October 30 Offerings and the December 23 Offering.
 3. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and preferred stock dividends and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, preferred stock dividends, plus a portion of rent expense under operating leases deemed by the Company to represent an interest factor. For the years ended December 31, 1992, 1993, 1994, 1995, and 1996 and the quarters ended September 30, 1996 and 1997 the Company's earnings were insufficient to cover combined fixed charges and preferred stock dividends by $622, $2,288, $3,324, $19,931, $59,978, $37,582 and $187,031, respectively. For the year ended December 31, 1996 and the quarter ended September 30, 1997, the Company's pro forma earnings, after giving effect to the acquisitions and the offerings described in Notes 1 and 2 above, were insufficient by $273,968 and $321,076, respectively, to cover pro forma combined fixed charges and preferred stock dividends.
 4. EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition, 1995 and 1997 EBITDA excludes extraordinary charge of $1,592 and $43,834, respectively, related to the early extinguishment of debt. EBITDA is provided in the Summary of Financial and Other Operating Data since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to present cash flow for the periods presented. See the Consolidated Statements of Cash Flows included in the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
 5. Amounts as reflected in the table are based upon information contained in the Company's operating records.
 6. Beginning in January 1997, the Company changed its definition of "Buildings connected" to include buildings connected to the Company's network via leased facilities controlled by the Company in addition to those connected to the Company's network via facilities constructed by the Company. The Company believes the new definition is consistent with industry practice.
 7. Amount represents an individual point of origin and termination of data served by the Company's enhanced network. In the opinion of management of the Company, all node numbers are appropriate.
 8. Represents the number of discrete postal cities to which enhanced data services are provided by the Company.
 9. Gives effect to the October 30 Offerings, the December 23 Offering and the pending Shared Technologies acquisition.
10. Cash and cash equivalents excludes investments of $20,954, $26,675, and $6,351 for the years ended December 31, 1995 and 1996 and the quarters ended September 30, 1996 and 1997, respectively, restricted under the terms of various notes and other agreements.
11. Working capital includes the restricted investments referred to in Note 10 above.

                                   BUSINESS

  Intermedia is a rapidly growing ICP, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, ISPs, resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as CLECs after MFS Communications Company, Inc. and Teleport Communications Group Inc. As of September 30, 1997, the Company had sales offices in 43 cities throughout the eastern half of the United States and offered a full product package of telecommunications services in 19 metropolitan statistical areas. In April 1996, Intermedia became one of the first ICPs in the United States to provide integrated switched local and long distance service and now has thirteen voice switches in service. The Company provides enhanced data services, including frame relay, ATM and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 3,800 cities nationwide, utilizing approximately 130 Company-owned data switches. Intermedia also serves as a facilities-based interexchange carrier to approximately 15,000 customers nationwide. Intermedia continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets.

RECENT DEVELOPMENTS

  Regulatory Changes. The 1996 Act and the issuance by the FCC of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit issued a final decision vacating the FCC's pricing and "most favored nation" rules, as well as certain other of the FCC's interconnection rules. On October 14, 1997, the Eighth Circuit Court issued an order clarifying its previous decision. In this order, the Court held that ILECs have an obligation under the 1996 Act to offer other carriers access to the ILECs network elements on an unbundled basis, but the ILECs do not have an obligation to recombine those elements for use by other carriers. The FCC and other parties have requested the Supreme Court to review these decisions. These issues also remain subject to scrutiny and oversight by state regulatory commissions. Although the Company is not able to predict the impact of these decisions on future efforts to negotiate interconnection agreements with ILECs, the Company's analysis shows that interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the 1996 Act and the Company's business plan. These regulatory developments create opportunities for new entrants offering local exchange services to capture a portion of the ILECs' nearly 100% market share. Due to the rapid development and continuing growth of the Company's sales force and its competitive advantages in providing integrated telecommunications services, the Company believes that it is well positioned to capitalize on the new market opportunities emerging in the local exchange market.

  On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. The Company believes that the FCC's new access charge rules do not adversely affect the Company's business plan, and that they in fact present significant new opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. Numerous parties have either filed appeals with federal courts or asked the FCC to reconsider portions of its new rules.

  On December 31, 1997, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. The United States and some long distance companies have requested a stay of this decision and it is expected that they, and others, will seek its reversal on appeal. If the District Court's decision is permitted to stand, it could result in RBOCs' providing interexchange service in their operating regions sooner than previously expected.

  Acquisitions. On July 11, 1997, the Company consummated the final step in the DIGEX Acquisition through the merger of Daylight, a wholly-owned subsidiary of the Company, with DIGEX. The aggregate consideration for the DIGEX Acquisition, which was funded with the Company's existing cash reserves, was approximately $160 million. DIGEX, headquartered in suburban Washington, D.C., is a national ISP, which provides a comprehensive range of industrial strength Internet solutions, including high speed dedicated business Internet connectivity, Web site management and private network solutions, primarily to business and government customers. DIGEX's operations are being integrated with those of the Company, and DIGEX will be operated as a division of the Company. For the nine months ended September 30, 1997, DIGEX's revenues were approximately $33.5 million.

  On November 20, 1997, Intermedia, through Moonlight Acquisition Corp., a wholly-owned subsidiary of Intermedia, entered into a definitive merger agreement with Shared Technologies. The total deemed purchase price for Shared Technologies is estimated to be approximately $640 million, excluding certain transaction expenses and fees relating to certain agreements. In addition, Intermedia agreed to settle certain litigation. As part of the agreement, Intermedia was granted irrevocable options, which together with other common stock of Shared Technologies owned by Intermedia, gives Intermedia control of over 50% of Shared Technologies common stock on a fully diluted basis. Intermedia made a tender offer for 4 million additional shares of Shared Technologies at $15 per share in cash, which expired on December 26, 1997. More than 16 million shares were tendered pursuant to the tender offer. In order to avoid the purchase of fractional shares, 4,000,064 shares were accepted.

  Shared Technologies is the nation's largest provider of shared telecommunications services and systems. Through its technical infrastructure and 800 employees, Shared Technologies acts as a single point of contact for business telecommunications services at more than 465 buildings throughout the United States and Canada. For the year ended December 31, 1996, and the nine months ended September 30, 1997, Shared Technologies' revenues were approximately $157.2 million and $141.8 million, respectively, and its EBITDA for such periods were approximately $34.9 million and $33.4 million, respectively. This acquisition is expected to enhance Intermedia's national presence in telecommunications markets, enabling it to provide a bundled offering of local, long distance, data, Internet and systems integration services to Shared Technologies' existing 15,000 business customers. If this acquisition is consummated, the Company will have approximately 160,000 CLEC access lines, serving more than 2,000 buildings.

  The merger agreement is expected to be consummated during the first quarter of 1998. Consummation of the merger agreement is subject to various customary conditions, including approval by Shared Technologies's shareholders and receipt of necessary regulatory approvals.

  On December 17, 1997 the Company entered into a definitive agreement to acquire the stock of LDS for a purchase price of approximately $151.0 million, of which $120.0 million is payable in Intermedia common stock and $31.0 million is payable in cash, in each case, subject to certain adjustments (the "LDS Acquisition"). Closing of the LDS Acquisition, expected to occur in the first quarter of 1998, is subject to customary conditions, including regulatory approvals, and there can be no assurance that the LDS Acquisition will be consummated.

  LDS is a regional interexchange carrier, providing long distance services and Internet access to more than 45,000 business subscribers and employing over 100 sales and customer service professionals in Louisiana, Texas, Oklahoma, Mississippi and Florida. LDS had revenues of $101.7 million and $82.3 million and EBITDA of $15.0 million and $9.9 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The LDS Acquisition will provide a significant time-to-market advantage in a region important to Intermedia's expansion plan, while also contributing an experienced regional management team and established sales platform. Because LDS's service portfolio and footprint complements Intermedia's, management of the Company believes that the LDS Acquisition also presents significant synergy realization opportunities. By joining forces with an established operating company with a staff of experienced sales, management and technical personnel, Intermedia expects to expedite its entry into these Southern markets.

  The Company is currently evaluating, has made offers with respect to and is engaged in discussions regarding various acquisition opportunities. These acquisitions could be funded by cash (including the proceeds of the December 23 Offering) and/or the Company's securities. Except as described in this Prospectus, Intermedia is not a party to any agreement for any material acquisition nor can there be any assurance that any such acquisition will be consummated.

  Offerings. In July 1997, the Company completed the July 1997 Offerings of 6,900,000 Series D Depositary Shares, each representing a one-hundredth interest in a share of Series D Preferred Stock, and $649.0 million principal amount at maturity of 11 1/4% Notes (including the exercise of the over-allotment option with respect to such 11 1/4% Notes). The aggregate gross proceeds from the July 1997 Offerings was approximately $547.3 million.

  On October 30, 1997, the Company completed private placements of 8,000,000 Depositary Shares, each representing a one-hundredth interest in a share of Series E Preferred Stock and $260.3 million principal amount of 8 7/8% Notes (including the exercise of the over-allotment option with respect to such 8 7/8% Notes). The aggregate gross proceeds from the October 30 Offerings was $460.3 million.

  On December 23, 1997, the Company completed a private placement of the Old Notes. The aggregate gross proceeds from the December 23 Offering (including the exercise of the over-allotment option with respect to the Old Notes) was $390.0 million.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

  In addition to the Old Notes, the Company has outstanding the following indebtedness:

12 1/2% NOTES

  The Company had outstanding an aggregate principal amount of $330,000,000 of 12 1/2% Senior Discount Notes due 2006, with an aggregate accreted value of $213,001,000 as of September 30, 1997. The 12 1/2% Notes were issued at a substantial discount from their principal amount and mature on May 15, 2006. Cash interest does not accrue on the 12 1/2% Notes prior to May 15, 2001. Commencing November 15, 2001, cash interest on the 12 1/2% Notes will be payable semi-annually in arrears on May 15 and November 15 of each year at a rate of 12 1/2% per annum. The 12 1/2% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after May 15, 2001 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 12 1/2% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 11 1/4% Notes, the 8 7/8% Notes and the Senior Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company prior to May 15, 2001, holders of the 12 1/2% Notes have the right to require the Company to repurchase their 12 1/2% Notes, in whole or in part, at a price equal to 101% of the accreted value thereof or, in the case of any such purchase on or after May 15, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The covenants in the 12 1/2% Notes Indenture are substantially similar to the covenants in the indentures for the other Existing Senior Notes and are substantially similar (with modifications to certain definitions and exceptions) to the covenants in the Indenture governing the Senior Notes. The 12 1/2% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 12 1/2% Notes at a price equal to 100% of the accreted value thereof, if such circumstances occur prior to May 15, 2001, or at 100% of the principal amount thereof, if such circumstances occur on or after May 15, 2001, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 12 1/2% Notes is intended as a summary and is qualified in its entirety by reference to the 12 1/2% Notes Indenture.

11 1/4% NOTES

  The Company has outstanding an aggregate principal amount at maturity of $649,000,000 of 11 1/4% Senior Discount Notes due 2007, with an aggregate accreted value of $383,666,000 as of September 30, 1997. The 11 1/4% Notes were issued at a substantial discount from their principal amount and mature on July 15, 2007. Cash interest does not accrue on the 11 1/4% Notes prior to July 15, 2002. Commencing January 15, 2003, cash interest on the 11 1/4% Notes will be payable semi-annually in arrears on July 15 and January 15 of each year at a rate of 11 1/4% per annum. The 11 1/4% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after July 15, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of the redemption. The 11 1/4% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 12 1/2% Notes, the 8 7/8% Notes and the Senior Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company prior to July 15, 2002, holders of the 11 1/4% Notes have the right to require the Company to repurchase their 11 1/4% Notes, in whole or in part, at a price equal to 101% of the accreted value thereof or, in the case of any such purchase on or after July 15, 2002, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The covenants in the 11 1/4% Notes Indenture are substantially similar to the covenants in the indentures for the other Existing Senior Notes and are substantially similar (with modifications to certain definitions and exceptions) to the covenants in the Indenture governing the Senior Notes. The 11 1/4% Notes Indenture contains covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests in the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 11 1/4% Notes at a price equal to 100% of the accreted value thereof, if such circumstances occur prior to July 15, 2002, or at 100% of the principal amount thereof, if such circumstances occur on or after July 15, 2002, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 11 1/4% Notes is intended as a summary and is qualified in its entirety by reference to the 11 1/4% Notes Indenture.

8 7/8% NOTES

  The Company has outstanding an aggregate principal amount of $260,250,000 of 8 7/8% Senior Notes due 2007, which will mature on November 1, 2007. Cash interest on the 8 7/8% Notes is payable semi-annually in arrears on May 1 and November 1 of each year at a rate of 8 7/8% per annum. The 8 7/8% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after November 1, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 8 7/8% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 12 1/2% Notes, the 11 1/4% Notes and the Senior Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company, holders of the 8 7/8% Notes have the right to require the Company to repurchase their 8 7/8% Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The covenants in the 8 7/8% Notes Indenture are substantially similar to the covenants in the indentures for the other Existing Senior Notes and are substantially similar (with modifications to certain definitions and exceptions) to the covenants in the Indenture governing the Senior Notes. The 8 7/8% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 8 7/8% Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 8 7/8% Notes is intended as a summary and is qualified in its entirety by reference to the 8 7/8% Notes Indenture.

CAPITAL LEASE OBLIGATIONS

  As of September 30, 1997, the Company had outstanding approximately $21.2 million aggregate principal amount of capital lease obligations arising primarily from 19 agreements for leases of fiber optic cable used in various of the Company's networks. The effective interest rates under these agreements range from 10.5% to 13.5% and expire, subject to various Intermedia renewal options, from 2001 to 2016.

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

  Set forth below is a summary of certain provisions of the Senior Notes. The Senior Notes, like the Old Notes, will be issued pursuant to an Indenture (the "Indenture"), dated December 23, 1997, between the Company and SunTrust Bank, Central Florida, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." As of the date hereof, none of the Company's Subsidiaries are Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As used in this section, the term "Company" refers only to Intermedia Communications Inc. and not to its Subsidiaries. The terms of the Senior Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the Senior Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied.

RANKING

  The Senior Notes will rank senior in right of payment to all subordinated Indebtedness of the Company. The Senior Notes will rank pari passu in right of payment with all existing and future senior borrowings, including the Existing Senior Notes and the Old Notes and borrowings under the Credit Facility. Holders of secured Indebtedness of the Company will, however, have claims that are prior to the claims of the Holders of the Senior Notes with respect to the assets securing such other Indebtedness.

  Certain of the Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. The Senior Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of September 30, 1997, on a pro forma basis after giving effect to the pending acquisition of Shared Technologies and the issuance of the 8 7/8% Notes and the December 23 Offering and the application of the proceeds therefrom, the Company would have had approximately $1.4 billion of senior indebtedness outstanding, including trade payables, and the Company's Subsidiaries would have had approximately $71.0 million of indebtedness and other liabilities outstanding.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited in aggregate principal amount to $400,000,000 and will mature on January 15, 2008. Interest on the Senior Notes will accrue at 8 1/2% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998, to holders of record on the immediately preceding January 1 and July 1. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Senior Notes will not be redeemable at the Company's option prior to January 15, 2003. Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2003..............................................................  104.250%
   2004..............................................................  102.833%
   2005..............................................................  101.417%
   2006 and thereafter...............................................  100.000%

  Notwithstanding the foregoing, in the event of the sale by the Company prior to January 15, 2001 of its Capital Stock (other than Disqualified Stock) (i) to a Strategic Investor in a single transaction or series of related transactions for an aggregate purchase price equal to or exceeding $50.0 million or (ii) in one or more Public Offerings, up to a maximum of 25% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such sale or sales (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the Capital Stock, other than Disqualified Stock, so sold) at a redemption price equal to 108.50% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, provided that at least 75% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such sale.

MANDATORY REDEMPTION

  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

  Due to the leveraged structure of the Company and the effective subordination of the Senior Notes to secured Indebtedness of the Company and Indebtedness of the Company's Subsidiaries, the Company may not have sufficient funds available to purchase the Senior Notes tendered in response to a Change of Control Offer. In addition, the Existing Senior Notes or other agreements relating to Indebtedness of the Company's Subsidiaries may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS

  When the cumulative amount of Excess Proceeds (as defined below under "Certain Covenants--Asset Sales") exceeds $10.0 million, the Company will make an offer to all holders of Senior Notes and Pari Passu Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of Senior Notes and Pari Passu Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount of the Senior Notes and 100% of the accreted value or 100% of the outstanding principal amount, as applicable, of the Pari Passu Notes, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture.

  If the aggregate principal amount and/or accreted value, as the case may be, of Senior Notes and Pari Passu Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Senior Notes and Pari Passu Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of Senior Notes and Pari Passu Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

SELECTION OF NOTES FOR REDEMPTION OR OFFERS TO PURCHASE

  If less than all of the Senior Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Senior Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Senior Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new Senior Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Senior Note. On and after the redemption or purchase date, interest will cease to accrue on the Senior Notes or portions of them called for redemption or purchase.

NOTICE OF REDEMPTION

  Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount to be redeemed.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Subsidiary;

    (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

    (iii) Retire for value any Indebtedness of (A) the Company that is subordinate in right of payment to the Senior Notes or (B) any Subsidiary, except, with respect to clause (A) or (B) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

    (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

      (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

      (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

      (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (including any Restricted Payments made pursuant to clauses
    (i), (v) and (vi) of the next paragraph), is less than the sum of

        (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from June 30, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (x) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after June 30, 1996 (other than any such Equity Interests, the proceeds of which were used as set forth in clauses (ii) and (viii) below) plus

        (y) 100% of the sum of, without duplication, (1) aggregate dividends or distributions received by the Company or any Subsidiary from any Joint Venture (other than dividends or distributions to pay any obligations of such Joint Venture to Persons other than the Company or any Subsidiary, such as income taxes), with non-cash distributions to be valued at the lower of book value or fair market value as determined by the Board of Directors, (2) the amount of the principal and interest payments received since the Issue Date by the Company or any Subsidiary from any Joint Venture and (3) the net proceeds from the sale of an Investment in a Joint Venture received by the Company or any Subsidiary; provided that there is no obligation to return any such amounts to the Joint Venture, and excluding any such dividend, distribution, interest payment or net proceeds that constitutes a return of capital invested pursuant to clause (vi) of the next succeeding paragraph, plus

        (z) $10.0 million.

  The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

    (ii) the Retirement of (A) any Equity Interests of the Company or any Subsidiary of the Company, (B) Indebtedness of the Company that is subordinate to the Senior Notes or (C) Indebtedness of a Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

    (iii) the Retirement of any Indebtedness of the Company subordinated in right of payment to the Senior Notes in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), but only to the extent that such new Indebtedness is permitted under the covenant described below under the caption, "Incurrence of Indebtedness and Issuance of Disqualified Stock" and (1) is subordinated in right of payment to the Senior Notes at least to the same extent as, (2) has a Weighted Average Life to Maturity at least as long as, and (3) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired;

    (iv) the Retirement of any Indebtedness of a Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company or any Subsidiary but only to the extent that such incurrence is permitted under the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" and only to the extent that such Indebtedness (1) is not secured by any assets of the Company or any Subsidiary to a greater extent than the Retired Indebtedness was so secured, (2) has a Weighted Average Life to Maturity at least as long as the Retired Indebtedness and (3) if such Retired Indebtedness was an obligation of the Company, is pari passu or subordinated in right of payment to the Senior Notes at least to the same extent as the Retired Indebtedness;

    (v) the Retirement of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries;

    (vi) Investments in any Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (vi) to exceed the greater of (x) $25 million and (y) 5% of the Total Common Equity of the Company;

    (vii) the payment of cash in lieu of fractional shares (a) payable as dividends on Equity Interests of the Company or (b) issuable upon conversion of or in exchange for securities convertible into or exchangeable for Equity Interests of the Company or (c) issuable as a result of a corporate reorganization, provided that, in the case of (a) and
  (b), the issuance of such Equity Interests or securities and, in the case of (c), such corporate reorganization, was permitted under the terms of the Indenture; and

    (viii) Investments with the net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) after December 31, 1997;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), (iv), (v), (vi) and (viii), no Default or Event of Default shall have occurred and be continuing.

  The Indenture also provides that a Permitted Investment that ceases to be a Permitted Investment pursuant to the definition thereof, shall become a Restricted Investment, deemed to have been made on the date that it ceases to be a Permitted Investment.

  The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture provides that:

    (i) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Debt) and

    (ii) the Company and its Subsidiaries may not issue any Disqualified
  Stock,

provided, however, that the Company and/or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Cash Flow Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance (A) does not exceed 5.5 to 1 if such incurrence or issuance occurs on or prior to June 1, 1999 and (B) does not exceed 5.0 to 1 if such occurrence or issuance occurs after June 1, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. If the Company incurs any Indebtedness or issues or redeems any Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  The foregoing limitation will not apply to (with each exception to be given independent effect):

    (a) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Subsidiaries thereunder) not to exceed $150.0 million in the aggregate at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "Asset Sales;"

    (b) the incurrence by the Company and/or any of its Subsidiaries of Vendor Indebtedness, provided that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

    (c) the incurrence by the Company and/or any of its Subsidiaries of the Existing Indebtedness, including the Existing Senior Notes;

    (d) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness in an aggregate amount not to exceed $50.0 million at any one time outstanding;

    (e) the incurrence by the Company of Indebtedness, but only to the extent that such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Senior Notes and has a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Senior Notes, in an aggregate principal amount not to exceed 2.0 times the net cash proceeds received by the Company after June 30, 1996 from the issuance and sale of Equity Interests of the Company (that are not Disqualified Stock) plus the fair market value of Equity Interests (other than Disqualified Stock) issued after June 30, 1996 in connection with any acquisition of any Telecommunications Business;

    (f) the incurrence (a "Permitted Refinancing") by the Company and/or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness, other than Indebtedness incurred pursuant to clause (a) above, but only to the extent that:

      (1) the net proceeds of such Refinancing Indebtedness do not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

      (2) the Refinancing Indebtedness shall have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

      (3) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being so Refinanced;

    (g) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; and

    (h) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate
  Indebtedness that is permitted by the terms of the Indenture to be outstanding.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories described in clauses (a) through
(h) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph herein. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness, Common Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Asset Sales

  The Indenture provides that the Company and its Subsidiaries may not, whether in a single transaction or a series of related transactions occurring within any twelve-month period,

    (i) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances, dispositions or other transfers (A) in the ordinary course of business, (B) to the Company by any Subsidiary of the Company or from the Company to any Subsidiary of the Company, (C) that constitute a Restricted Payment, Investment or dividend or distribution permitted under the covenant described above under the caption "Restricted Payments" or (D) that constitute the disposition of all or substantially all of the assets of the Company pursuant to the covenant described below under the caption "Merger, Consolidation or Sale of Assets" or

    (ii) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or a Subsidiary),

if, in the case of either (i) or (ii) above, in a single transaction or a series of related transactions occurring within any twelve-month period, such assets or securities

  (x) have a Fair Market Value in excess of $2.0 million or

  (y) are sold or otherwise disposed of for net proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless:

    (a) no Default or Event of Default exists or would occur as a result thereof;

    (b) the Company, or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee), of the assets or securities issued or sold or otherwise disposed of; and

    (c) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets and (y) any notes, obligations or other securities received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received in the case of subclause (y)) for purposes of this clause (c); and (B) an amount equal to the Fair Market Value (determined as set forth in clause
  (b) above) of (1) Telecommunications Related Assets received by the Company or any such Subsidiary from the transferee that will be used by the Company or any such Subsidiary in the operation of a Telecommunications Business in the United States and (2) the Voting Stock of any Person engaged in the Telecommunications Business in the United States received by the Company or any such Subsidiary (provided that such Voting Stock is converted to cash within 270 days or such Person concurrently becomes or is a Subsidiary of the Company) will be deemed to be cash for purposes of this clause (c).

The foregoing provisions will not apply to a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which will be governed by the provisions of the Indenture described below under "Merger, Consolidation, or Sale of Assets."

  The Indenture also provides that within 360 days after the receipt of net proceeds of any Asset Sale, the Company (or such Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its Senior Indebtedness or (ii) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the United States (provided that such Person concurrently becomes a Subsidiary of the Company). Any Net Proceeds from any Asset Sales that are not so applied or invested will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an Excess Proceeds Offer in accordance with the terms set forth under "Offer to Purchase with Excess Asset Sale Proceeds."

 Liens

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

    (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

    (ii) make loans or advances to the Company or any of its Subsidiaries; or

    (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries;

  except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

      (a) Existing Indebtedness;

      (b) applicable law;

      (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

      (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (e) Indebtedness in respect of a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

      (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

      (g) Indebtedness incurred under clause (a) of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;"

      (h) the Indenture and the Senior Notes or future Indebtedness with substantially similar restrictions, if any, to the Senior Notes; or

      (i) in the case of clauses (a), (c), (e), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

    (i) the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

    (iii) immediately after such transaction no Default or Event of Default exists;

    (iv) except in connection with a Merger with or into a wholly owned Subsidiary of the Company, the Company, or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), either (A) could incur at least $ 1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) would have (x) Total Market Capitalization of at least $1.0 billion and (y) total Indebtedness (net of cash and cash equivalents that are not restricted cash or restricted cash equivalents as reflected on the Company's consolidated balance sheet as of the time of such event) in an amount no greater than 40% of its Total Market Capitalization; and

    (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization or license of the Company or its Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

 Transactions with Affiliates

  The Indenture provides that the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person;

    (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company; and

    (iii) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above;

  provided that

      (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

      (b) transactions between or among the Company and its Subsidiaries,

      (c) transactions permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments," and

      (d) loans and advances to employees and officers of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, shall not be deemed Affiliate Transactions.

 Use of Proceeds

  The Indenture provides that the Company may use the gross proceeds from the sale of the Old Notes only for the following purposes:

    (i) to pay the fees and expenses of the issuance of the Old Notes including any discount or commission to the Initial Purchasers of the Old Notes;

    (ii) with respect to any funds remaining after application under clause
  (i) above, to fund up to 80% of the cost of the acquisition or construction of Telecommunications Related Assets, or to the repayment of the Existing Senior Notes.

  Pending application of the proceeds in accordance with clause (ii) above, the Company will deposit such proceeds into a segregated account in the Company's name. The Company will deliver to the Trustee an Officer's Certificate with each annual compliance certificate certifying that the amounts in such account were applied in accordance with this covenant.

 Business Activities

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

 Limitations on Sale and Leaseback Transactions

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Subsidiary of the Company may enter into any such transaction if (i) the Company or such Subsidiary would be permitted under the covenants described above under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Liens" to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Asset Sales."

 Reports

  The Indenture provides that the Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Senior Notes are outstanding, the Company will furnish copies of the SEC Reports to the holders of Senior Notes at the time the Company is required to file the same with the Trustee and make such information available to investors who request it in writing. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 Payments for Consents

  The Indenture provides that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default:

    (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Senior Notes;

    (ii) default in payment when due of principal or premium, if any, on the Senior Notes at maturity, upon redemption or otherwise;

    (iii) failure by the Company to perform or comply with the provisions of the covenants described above under "--Offer to Purchase Upon Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or "--Merger,
  Consolidation or Sale of Assets;"

    (iv) failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding to comply with its other agreements in the Indenture or the Senior Notes;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay when due principal, premium, if any, or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of the Company or any Significant Subsidiary under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not paid, discharged or stayed within 45 days after their entry; and

    (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Senior Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Senior Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Senior Notes contained in the Indenture or the Senior Notes. The amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Senior Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Indenture. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payments of principal or interest) if it determines that withholding notice is in such holders' interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or premium on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Notes, except for:

    (a) the rights of holders of outstanding Senior Notes to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on and Liquidated Damages with respect to such Senior Notes when such payments are due, or on the redemption date, as the case may be;

    (b) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

    (d) the Legal Defeasance provisions of the Indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on or Liquidated Damages with respect to the outstanding Senior Notes;

    (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or
  (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

  The registered holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraph, the Indenture or the Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Senior Note held by a non-consenting holder):

    (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described under the caption "--Offer to Purchase upon Change of Control" and "--Offer to Purchase with Excess Asset Sale Proceeds");

    (iii) reduce the rate of or change the time for payment of interest on any Senior Notes;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration);

    (v) make any Senior Note payable in money other than that stated in the Senior Notes;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of, premium, if any, or interest on the Senior Notes;

    (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the captions "--Offer to Purchase upon Change of Control" and "Offer to Purchase with Excess Asset Sale Proceeds"); or

    (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes:

    (a) to cure any ambiguity, defect or inconsistency;

    (b) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

    (c) to provide for the assumption of the Company's obligations to holders of the Senior Notes in the case of a merger or consolidation;

    (d) to make any change that would provide any additional rights or benefits to the holders of the Senior Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

    (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. No holder of any Senior Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder gives to the Trustee written notice of a continuing Event of Default, (ii) holders of at least 25% in principal amount of the then outstanding Notes make a written request to pursue the remedy,
(iii) such holders of the Senior Notes provide to the Trustee satisfactory indemnity and (iv) the Trustee does not comply within 60 days. Otherwise, no holder of any Senior Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, except: (i) a holder of a Senior Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Senior Note on or after the respective due dates expressed in such Senior Note (including upon acceleration thereof) or (ii) the institution of any proceeding with respect to the Indenture or any remedy thereunder, including without limitation acceleration, by the Holders of a majority in principal amount of the outstanding Senior Notes, provided that, upon institution of any proceeding or exercise of any remedy such Holders provide the Trustee with prompt notice thereof.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchasers entered into the Registration Rights Agreement on December 23, 1997. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Registration Statement of which this Prospectus forms a part with respect to the Notes. Upon the effectiveness of the Exchange Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the Senior Notes. If (i) the Company is not required to file the Exchange Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that it may not resell the Senior Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a Person other than a broker-dealer for a Senior Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Old Note for a Senior Note, the date on which such Senior Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file the Exchange Registration Statement with the Commission on or prior to 60 days after December 23, 1997 (the "Closing Date"), (ii) the Company will use its best efforts to have the Exchange Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Registration Statement was declared effective by the Commission, Senior Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and
(iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event within 150 days after the Closing Date) and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises (and in any event within 240 days after the Closing Date). If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Registration Statement, or (d) the Shelf Registration Statement or the Exchange Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement, provided, that the Company will have the option of suspending the effectiveness of the Shelf Registration Statement, without becoming obligated to pay Liquidated Damages for periods of up to a total of 60 days in any calendar year if the Board of Directors of the Company determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the Shelf Registration Statement at such time could reasonably be expected to have an adverse effect on the Company or a pending corporate transaction, (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date to the holder of the Global Securities by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Senior Notes may be issued in the form of one or more Global Securities (the "Global Securities"). The Global Securities will be deposited on the Exchange Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depository or its nominee.

  Senior Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Securities have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Securities representing the principal amount of Senior Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Securities, the Depositary will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Securities and (ii) ownership of the Senior Notes evidenced by the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by the Global Securities will be limited to such extent.

  So long as the Depository, or its nominee is the registered owner of any Senior Notes, the Depository or such nominee, as the case may be, will be considered the sole holder under the Indenture of any Senior Notes evidenced by the Global Securities. Beneficial owners of Senior Notes evidenced by the Global Securities will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Senior Notes registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or such nominee, as the case may be, in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Notes, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Depository or its nominee of its Global Security, Senior Notes in such form will be issued to each person that the Depository or its nominee identify as being the beneficial owner of the related Senior Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Depository or its nominee in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depository or its nominee for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Senior Notes represented by the Global Securities (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Depository or its nominee. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and

Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Senior Notes represented by the Global Securities are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

  "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) any Person or group (as defined above) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Cash Flow Leverage Ratio" with respect to any Person means the ratio of the Consolidated Indebtedness of such Person to the Consolidated EBITDA of such Person for the relevant period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Preferred Stock since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company or its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of such period through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for such period will be (A) reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for such period or (B) increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period and (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any Person which becomes a

Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including, without limitation, Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

  "Consolidated EBITDA" as of any date of determination means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary, or loaned to the Company by any such Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement however denominated with respect to such Indebtedness), (b) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and (c) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof,

    (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

    (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    (iv) the cumulative effect of a change in accounting principles shall be excluded, and

    (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facility" means any credit facility entered into by and among the Company and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit facilities typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facility and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Notes mature, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Senior Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Senior Notes contained in the covenant described under "Offer to Purchase Upon a Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Senior Notes as are required to be repurchased pursuant to the covenant described under "Offer to Purchase Upon Change of Control."

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Eligible Receivable" means any Receivable not more than 90 days past due under its scheduled payment terms.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Existing Indebtedness" means the Existing Senior Notes and all other Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

  "Existing Senior Notes" means the Company's 12 1/2% Senior Discount Notes due 2006, the Company's 11 1/4% Senior Discount Notes due 2007 and the Company's 8 7/8% Senior Notes due 2007.

  "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided further, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

  "Interest Rate Agreements" means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Indenture.

  "Issue Date" means December 23, 1997.

  "Joint Venture" means a Person in the Telecommunications Business in which the Company holds less than a majority of the shares of Voting Stock or an Unrestricted Subsidiary in the Telecommunications Business.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means:

    (i) Government Securities;

    (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

    (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

    (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash.

  "Note Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers in respect of the Notes.

  "Pari Passu Notes" means any notes issued by the Company which, by their terms and the terms of any indenture governing such notes, have an obligation to be repurchased by the Company upon the occurrence of an Asset Sale.

  "Permitted Investment" means (a) any Investments in the Company or any Subsidiary of the Company; (b) any Investments in Marketable Securities; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Investments in property or assets to be used in (A) any line of business in which the Company or any of its Subsidiaries was engaged on the Issue Date or
(B) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Company or any Subsidiary of the Company; provided that within 180 days from the first date of any such Investment, either (A) such Person becomes a Subsidiary of the Company or any of its Subsidiaries or (B) the amount of any such Investment is repaid in full to the Company or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date or on the date a Subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such Subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (h) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and (i) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant entitled "Asset Sales."

  "Permitted Liens" means (i) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clauses (a), (b) and
(d) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing, at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing, on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens on Telecommunications Related Assets existing during the time of the construction thereof; (x) Liens on Receivables to secure Indebtedness permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables; and (xi) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (i), (iii), (v) or (x); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Public Offering" means an underwritten offering of Common Stock of the company registered under the Securities Act.

  "Receivables" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts; (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;
(v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security, or Guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Retire" means, with respect to any Indebtedness, to repay, redeem, refund, purchase or otherwise to acquire for value, such Indebtedness. The terms "Retired" and "Retirement" shall have correlative meanings.

  "S & P" means, Standard and Poor's Corporation and its successors.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

  "Senior Indebtedness" means any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates,
(iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Strategic Investor" means, with respect to any sale of the Company's Capital Stock, any Person which, both as of the Trading Day immediately before the day of such sale and the Trading Day immediately after the day of such sale, has, or whose parent has, a Total Market Capitalization of at least $1.0 billion on a consolidated basis. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such Person, solely when calculated as of the Trading Day immediately after the day of such sale, will be calculated after giving effect to such sale (including any Indebtedness incurred in connection with such sale). For purposes of this definition, the term parent means any Person of which the referent Strategic Investor is a Subsidiary.

  "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; provided that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

  "Total Common Equity" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Total Market Capitalization " of any Person means, as of any day of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such Person and its Subsidiaries (except in the case of the Company, in which case of the Company and its Subsidiaries) on such day, plus (2) the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day, plus (3) the liquidation value of any outstanding share of Preferred Stock of such Person on such day less (4) cash and cash equivalents (other than restricted cash and restricted cash equivalents) as presented on such Person's consolidated balance sheet on such date. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors.

  "Vendor Indebtedness" means any Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided, that with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the Lessee.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material United States federal income tax considerations generally applicable to holders acquiring the Senior Notes but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Senior Notes.

  The discussion assumes that the holders of the Senior Notes will hold them as "capital assets" within the meaning of Section 1221 of the Code. The discussion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Senior Notes or that any such position would not be sustained.

  The tax treatment of a holder of the Senior Notes may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the Senior Notes as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership and disposition of the Senior Notes by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE OF THE SENIOR NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder who is not a U.S. Holder.

                                 INTRODUCTION

  The exchange of Old Notes for Senior Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the Senior Notes. The Senior Notes will have the same issue date and issue price as the Old Notes. A holder's adjusted tax basis in the Senior Notes will be the same as the holder's adjusted tax basis in the Old Notes exchanged therefor. A holder will be considered to have held the Senior Notes from the time the holder originally acquired the Old Notes.

TAX CONSEQUENCES TO U.S. HOLDERS

 Interest on the Senior Notes

  Interest paid on the Senior Notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

 Sale or Other Taxable Disposition of the Senior Notes

  Upon the sale or other taxable disposition of the Senior Notes, the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted tax basis in the Senior

Notes will be capital gain or loss. This gain or loss will be long-term capital gain or loss if the holder's holding period for the Senior Notes exceeds one year. The most favorable tax rate on long-term capital gains of non-corporate holders (20%) will not be available unless the holding period exceeds 18 months.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

 Interest on the Senior Notes

  Interest paid by the Company to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address (the "Portfolio Interest Exemption").

  Interest paid to a Non-U.S. Holder of the Senior Notes that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax") and will not be subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the interest payment. In addition to the Regular Federal Income Tax, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

 Sale or Other Taxable Disposition of the Senior Notes

  A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of a Senior Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Senior Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  If a Non-U.S. Holder falls within clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above). If an individual Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.

 Federal Estate Taxes

  If interest on the Senior Notes is exempt from withholding of United States federal income tax under the Portfolio Interest Exemption, the Senior Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

 New Withholding Regulations

  The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.

                 INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company will, where required, report to the holders of Senior Notes and to the IRS the amount of any interest paid on the Senior Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

  A U.S. Holder of Senior Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, or the proceeds of a sale or other disposition of, the Senior Notes unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of Senior Notes who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of Senior Notes may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period expiring on the earlier of (i) the date that all holders of Transfer Restricted Securities have registered such securities pursuant to the Exchange Offer and (ii) 365 days after the Exchange Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Senior Notes by broker-dealers. Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options of the Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Senior Notes. Any broker-dealer that resells Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Senior Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the Senior Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Senior Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Senior Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,748 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and a warrant to purchase 100,000 shares of Common Stock at an exercise price equal to $41.50 per share.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of DIGEX appearing in DIGEX's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The December 31, 1996 audited financial statements of Shared Technologies Fairchild Inc. incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements and schedule of Shared Technologies Fairchild Inc. and subsidiaries at December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report, which includes an explanatory paragraph relating to the changing of the method of accounting for its investment in one of its subsidiaries, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

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 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-
TION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................  ii
Incorporation of Certain Documents by
 Reference................................................................. iii
Prospectus Summary.........................................................   1
Risk Factors...............................................................  10
The Exchange Offer.........................................................  18
Use of Proceeds............................................................  25
Capitalization.............................................................  25
Selected Financial and Other Operating Data................................  26
Business...................................................................  28
Description of Outstanding Indebtedness....................................  31
Description of the Notes...................................................  33
Certain Federal Income Tax Considerations..................................  61
Plan of Distribution.......................................................  64
Legal Matters..............................................................  65
Experts....................................................................  65

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                                 $400,000,000

                                     LOGO

                        INTERMEDIA COMMUNICATIONS INC.

                     8 1/2% SERIES BSENIOR NOTES DUE 2008

                         ----------------------------

                                  PROSPECTUS

                         ----------------------------



                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Restated Certificate of Incorporation, as amended, provides that the Company shall to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's Bylaws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Restated Certificate of Incorporation, as amended, contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS.

(A) EXHIBITS

  1.1    --Purchase Agreement, dated as of December 18, 1997, among the Company and the Initial Purchasers.
  2.1    --Agreement and Plan of Merger, dated as of June 4, 1997, among the
          Company, Daylight Acquisition Corp. and DIGEX. Exhibit 99(c)(1) to
          the Company's Schedule 14D-1 filed with the Commission on June 11,
          1997 is incorporated herein by reference.
  2.2    --Agreement and Plan of Merger, dated as of November 20, 1997, among the Company, Moonlight Acquisition Corp. and Shared Technologies
          Fairchild, Inc. Exhibit 99(c)(1) to the Company's Schedule 14D-1 and
          Schedule 13D filed with the Commission on November 26, 1997 is incorporated herein by reference.
  2.3    --Acquisition Agreement, dated as of December 17, 1997, among the
          Company and the holders of interests in the Long Distance Savers companies. Exhibit 2.3 to Amendment No. 1 to the Company's
          Registration Statement on Form S-3 filed with the Commission on
          January 14, 1998 (No. 333-42999) is incorporated herein by reference.
  4.1    --Indenture, dated as of June 2, 1995, between the Company and SunBank
          National Association, as trustee. Exhibit 4.1 to the Company's
          Registration Statement on Form S-4 filed with the Commission on June
          20, 1995 (No. 33-93622) is incorporated herein by reference.
  4.1(a) --Amended and Restated Indenture, dated as of April 26, 1996, governing the Company's 13% Series B Senior Notes due 2005, between the Company and SunTrust Bank, Central Florida, National Association,
          as trustee. Exhibit 4.1 to the Company's Current Report on Form 8-K
          filed with the Commission on April 29, 1996 is incorporated herein by reference.
  4.2    --Indenture, dated as of May 14, 1996, between the Company and
          SunTrust Bank, Central Florida, National Association, as trustee.
          Exhibit 4.1 to Amendment No. 1 to the Company's Registration
          Statement on Form S-3 (Commission File No. 33-34738) filed with the
          Commission on April 18, 1996 is incorporated herein by reference.
  4.3    --Indenture, dated as of July 9, 1997, between the Company and
          SunTrust Bank, Central Florida, National Association, as trustee.
          Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on July 17, 1997 is incorporated herein by reference.
  4.4    --Indenture, dated as of October 30, 1997, between the Company and
          SunTrust Bank, Central Florida, National Association, as trustee.
          Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on November 6, 1997 is incorporated herein by reference.
  4.5    --Indenture, dated as of December 23, 1997, between the Company and
          SunTrust Bank, Central Florida, National Association, as trustee.
  4.6    --Registration Rights Agreement, dated as of December 23, 1997, among the Company and the Initial Purchasers.
  5.1*   --Opinion of Kronish, Lieb, Weiner & Hellman LLP.
  8.1*   --Opinion of Kronish, Lieb, Weiner & Hellman LLP re: tax matters, is contained in their opinion filed as Exhibit 5.1 to this Registration
          Statement.
 12.1    --Statement Re: Computation of Ratios.
 23.1*   --Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.
 23.2    --Consent of Ernst & Young LLP.
 23.3    --Consent of Ernst & Young LLP.
 23.4    --Consent of Arthur Andersen LLP.
 23.5    --Consent of Rothstein, Kass & Company, P.C.

24.1  --Power of Attorney is set forth on the signature page of this Registration Statement.
25.1  --Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1.
99.1  --Form of Letter of Transmittal.

--------
 *To be filed by Amendment.

(B) FINANCIAL STATEMENT SCHEDULES

  Financial Data Schedules are not required to be filed since all financial statements have been previously included in filings with the Commission.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
  Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (6) To file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Exchange Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Registration Statement through the date of responding to the request.

    (8) To supply be means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TAMPA, STATE OF FLORIDA, ON THIS 23RD DAY OF JANUARY, 1998.

                                          INTERMEDIA COMMUNICATIONS INC.

                                                   /s/ Robert M. Manning
                                          By___________________________________
                                                    ROBERT M. MANNING,
                                                  CHIEF FINANCIAL OFFICER
                                                 SECRETARY AND SENIOR VICE
                                                         PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW AUTHORIZES DAVID C. RUBERG AND ROBERT M. MANNING, OR EITHER OF THEM, AS ATTORNEY-IN-FACT TO SIGN AND FILE IN EACH CAPACITY STATED BELOW, ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT.

               SIGNATURES                       TITLE                Date



         /s/ David C. Ruberg           Chairman of the           January 23,
_____________________________________   Board, President         1998
           DAVID C. RUBERG              and Chief
                                        Executive Officer

Principal Financial and Accounting Officers:

        /s/ Robert M. Manning          Chief Financial
_____________________________________   Officer,                 January 23,
          ROBERT M. MANNING             Secretary and            1998
                                        Senior Vice
                                        President


        /s/ Jeanne M. Walters          Controller and
_____________________________________   Chief Accounting         January 23,
          JEANNE M. WALTERS             Officer                  1998

Other Directors:

           /s/ John C. Baker           Director                  January 23,
_____________________________________                            1998
             JOHN C. BAKER

          /s/ George F. Knapp          Director                  January 23,
_____________________________________                            1998
            GEORGE F. KNAPP

                                       Director                  January  ,
_____________________________________                            1998
          PHILIP A. CAMPBELL

                                 EXHIBIT INDEX

 NUMBER                              EXHIBIT                               PAGE
 ------                              -------                               ----
  1.1    --Purchase Agreement, dated as of December 18, 1997, among the
          Company and the Initial Purchasers.
  2.1    --Agreement and Plan of Merger, dated as of June 4, 1997, among the Company, Daylight Acquisition Corp. and DIGEX. Exhibit
          99(c)(1) to the Company's Schedule 14D-1 filed with the
          Commission on June 11, 1997 is incorporated herein by
          reference.
  2.2    --Agreement and Plan of Merger, dated as of November 20, 1997, among the Company, Moonlight Acquisition Corp. and Shared
          Technologies Fairchild, Inc. Exhibit 99(c)(1) to the Company's
          Schedule 14D-1 and Schedule 13D filed with the Commission on
          November 26, 1997 is incorporated herein by reference.
  2.3    --Acquisition Agreement, dated as of December 17, 1997, among the Company and the holders of interests in the Long Distance
          Savers companies. Exhibit 2.3 to Amendment No. 1 to the
          Company's Registration Statement on Form S-3 filed with the
          Commission on January 14, 1998 (No. 333-42999) is incorporated herein by reference.
  4.1    --Indenture, dated as of June 2, 1995, between the Company and
          SunBank National Association, as trustee. Exhibit 4.1 to the
          Company's Registration Statement on Form S-4 filed with the
          Commission on June 20, 1995 (No. 33-93622) is incorporated herein by reference.
  4.1(a) --Amended and Restated Indenture, dated as of April 26, 1996, governing the Company's 13% Series B Senior Notes due 2005, between the Company and SunTrust Bank, Central Florida,
          National Association, as trustee. Exhibit 4.1 to the Company's
          Current Report on Form 8-K filed with the Commission on April
          29, 1996 is incorporated herein by reference.
  4.2    --Indenture, dated as of May 14, 1996, between the Company and
          SunTrust Bank, Central Florida, National Association, as
          trustee. Exhibit 4.1 to Amendment No. 1 to the Company's
          Registration Statement on Form S-3 (Commission File No. 33-
          34738) filed with the Commission on April 18, 1996 is
          incorporated herein by reference.
  4.3    --Indenture, dated as of July 9, 1997, between the Company and
          SunTrust Bank, Central Florida, National Association, as
          trustee. Exhibit 4.1 to the Company's Current Report on Form
          8-K filed with the Commission on July 17, 1997 is incorporated herein by reference.
  4.4    --Indenture, dated as of October 30, 1997, between the Company and SunTrust Bank, Central Florida, National Association, as
          trustee. Exhibit 4.1 to the Company's Current Report on Form
          8-K filed with the Commission on November 6, 1997 is
          incorporated herein by reference.
  4.5    --Indenture, dated as of December 23, 1997, between the Company and SunTrust Bank, Central Florida, National Association, as
          trustee.
  4.6    --Registration Rights Agreement, dated as of December 23, 1997, among the Company and the Initial Purchasers.
  5.1*   --Opinion of Kronish, Lieb, Weiner & Hellman LLP.
  8.1*   --Opinion of Kronish, Lieb, Weiner & Hellman LLP re: tax
          matters, is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.
 12.1    --Statement Re: Computation of Ratios.
 23.1*   --Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration
          Statement.
 23.2    --Consent of Ernst & Young LLP.
 23.3    --Consent of Ernst & Young LLP.
 23.4    --Consent of Arthur Andersen LLP.
 23.5    --Consent of Rothstein, Kass & Company, P.C.
 24.1    --Power of Attorney is set forth on the signature page of this
          Registration Statement.
 25.1    --Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 on Form T-1.
 99.1    --Form of Letter of Transmittal.

--------
 *To be filed by Amendment.